UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Mercury Systems, Inc.
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August 30, 2013
Dear Shareholder:

We will hold our Annual Meeting of Shareholders on October 22, 2013, beginning at 10:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824. We look forward to your attending the meeting either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to our offices. The enclosed notice of meeting, proxy statement, and proxy card describe the proposals to be acted upon at the meeting.

Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date, and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

Mark Aslett, President, Chief Executive Officer, and Director

MERCURY SYSTEMS, INC.
201 RIVERNECK ROAD
CHELMSFORD, MA 01824
(978) 256-1300

Notice of Annual Meeting of Shareholders

To Be Held on October 22, 2013

The Annual Meeting of Shareholders of MERCURY SYSTEMS, INC. will be held on October 22, 2013, at 10:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect two Class I directors nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified.

2.    To approve our Executive Bonus Plan - Corporate Financial Performance.

3.    To hold an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote).

4.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014.

5.    To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal Number One relates solely to the election of two Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.

The Board of Directors has fixed the close of business on August 21, 2013 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 22, 2013: This proxy statement and Annual Report and Form 10-K for our fiscal year ended June 30, 2013 are available at www.edocumentview.com/MRCY.

By Order of the Board of Directors

GERALD M. HAINES II Secretary

Chelmsford, Massachusetts
August 30, 2013

MERCURY SYSTEMS, INC.
201 RIVERNECK ROAD
CHELMSFORD, MA 01824
(978) 256-1300
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We are mailing this proxy statement, with the accompanying proxy card, to you on or about August 30, 2013 in connection with the solicitation of proxies by the Board of Directors of Mercury Systems, Inc. (“Mercury”) for the annual meeting of shareholders to be held on October 22, 2013, and any adjournment or postponement of that meeting. The meeting will be held on October 22, 2013, beginning at 10:00 a.m., local time, at our offices, 201 Riverneck Road, Chelmsford, Massachusetts 01824. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign, date, and return your proxy card in order to have your shares voted at the meeting on your behalf.
What am I voting on?
There are four matters scheduled for a vote:

•	election of two Class I directors, each to serve for a three-year term and until his successor has been duly elected and qualified;

•	approval of our Executive Bonus Plan - Corporate Financial Performance (the “CFP Bonus Plan”);

•	an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote); and

•	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014.
Who can attend and vote at the meeting?
Shareholders of record at the close of business on August 21, 2013 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.
What constitutes a quorum at the meeting?
The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 21, 2013, the record date, will constitute a quorum for purposes of the meeting. On the record date, 33,224,065 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.
How do I vote by proxy?
If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for Class I director named below under “Proposal 1: Election of Class I Directors;”

•	FOR the approval of our CFP Bonus Plan;

•	FOR the approval of, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014; and

•	in the proxy’s discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.

How do I vote if my shares are held by my broker?
If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted.
What discretion does my broker have to vote my shares held in “street name”?
A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, there are certain matters on which brokers may not vote without specific instructions from you, such as the election of directors, the approval of our CFP Bonus Plan, and the advisory vote on say-on-pay. If such matters come before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on those matters, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting.
Can I change my vote after I return my proxy card?
Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	deliver to our Secretary a written notice revoking your earlier vote;

•	deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	vote in person at the meeting.
Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.
How are votes counted?

•
Election of directors. The election of a nominee for director will be decided by a plurality of the votes cast. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

•
All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is Mercury soliciting proxies?
We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material. We have also retained Alliance Advisors, L.L.C. to assist in soliciting proxies by mail, telephone, and personal interview for a fee of $8,000, plus expenses.

PROPOSAL 1: ELECTION OF CLASS I DIRECTORS
Who sits on the Board of Directors?
Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. Pursuant to Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of eight members, with James K. Bass, Michael A. Daniels, and Lee C. Steele serving as Class I directors, Mark Aslett, George W. Chamillard, and William K. O’Brien serving as Class II directors, and George K. Muellner and Vincent Vitto serving as Class III directors.
The terms of the Class I, Class II, and Class III directors expire in 2013, 2014, and 2015, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that the Class I nominees listed below, which consist of two incumbent directors, James K. Bass and Michael A. Daniels, be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. Lee C. Steele is retiring from the Board of Directors effective upon the expiration of his current term at the 2013 Annual Meeting of Shareholders.
Directors’ Qualifications and Diversity
The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company’s business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs.
The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company’s interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company’s current situation and strategic plans. While the Nominating and Governance Committee does not have an explicit policy with respect to diversity, it may consider the Board’s diversity of qualifications in terms of industry experience, functional skills, age, governance service on other boards, prior work experience, educational background, and other important considerations. The Nominating and Governance Committee believes that it is important that Board of Director members represent diverse viewpoints and perspectives in their application of judgment to company matters.
In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee’s independence, financial literacy, personal and professional accomplishments, and experience.

Recommendation
The Board of Directors recommends a vote “FOR” the election of the nominees listed below.
Information about the Directors
The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the two Class I nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.
The following information was provided by each of the incumbent directors whose term will continue after the meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Directors—Nominated for a Term Ending in 2016:
James K. Bass	56	2010
Mr. Bass has served as a director of TTM Technologies, Inc., a publicly-traded global printed circuit board manufacturer, since September 2000, and as a director of Tigrent, Inc., a publicly-traded provider of information for real estate and financial investing, since May 2010. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass is one of our “audit committee financial experts.” Mr. Bass’ qualifications to serve on our Board of Directors include his extensive experience in the technology marketplace, his executive and operational experience as the Chief Executive Officer of a public company, and his broad experience with accounting and audit matters for publicly-traded companies.

Michael A. Daniels	67	2010
Mr. Daniels served as Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. Mr. Daniels was a director of Sybase, a publicly-traded global enterprise software and services company, from 2007 until its acquisition by SAP in 2010. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a publicly-traded scientific, technical, and professional services firm, including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as Chairman and Chief Executive Officer of Network Solutions, Inc., an internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. From June 2007 to July 2009, Mr. Daniels served on the Board of Directors of Luna Innovations, a high technology manufacturer. In May 2013, Mr. Daniels joined the Board of Directors of CACI International, a provider of information solutions and services in support of national security missions. Mr. Daniels’ qualifications to serve on our Board of Directors include his extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

Name	Age	Year First Elected a Director	Principal Occupation
Class II Directors—Serving a Term Ending in 2014:
Mark Aslett	45	2007
Mr. Aslett has served as our President and Chief Executive Officer since November 2007. Prior to that, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks, a public technology company, from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including executive vice president of marketing, vice president of portfolio management, and president of Marconi Communications—North America, from 1998 to 2002. Mr. Aslett served on the Board of Directors of Enterasys Networks from 2004 to 2006. He has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms. Mr. Aslett provides an insider’s perspective in Board discussions about the business and strategic direction of the Company with his detailed knowledge of the Company’s employees, customers, suppliers, business prospects, and markets.

George W. Chamillard	74	2004
Mr. Chamillard served as Chairman of the Board of Directors of Teradyne, Inc., a public company supplying automatic test equipment, from 2000 to his retirement in 2006, and as a member of the Board of Directors of Teradyne from 1996 until 2006. Mr. Chamillard served as Chief Executive Officer of Teradyne from 1997 to 2004, and as President of Teradyne from 1996 to 2003. Prior to being named as President of Teradyne, Mr. Chamillard served in various executive capacities at Teradyne. Mr. Chamillard’s qualifications to serve on our Board of Directors include his years of executive experience in the technology industry, including being the Chairman and Chief Executive Officer of a public technology company.

William K. O’Brien	69	2008
Mr. O’Brien served as Executive Chairman at Enterasys Networks, a public technology company, from 2003 until his retirement in 2006. He served as Chief Executive Officer of Enterasys from 2002 to 2004, and as a member of the Board of Directors of Enterasys from 2002 to 2006. Prior to working at Enterasys, he worked for PricewaterhouseCoopers where he held several different senior management positions. Mr. O’Brien had over 33 years of experience in auditing and professional services while at PricewaterhouseCoopers. He has been a director of Virtusa Corporation, a publicly-traded company, since 2008. Mr. O’Brien is one of our “audit committee financial experts.” Mr. O’Brien’s qualifications to serve on our Board of Directors include his executive experience in the technology industry, including being the Chairman and Chief Executive Officer of a public technology company, and his strong accounting and financial expertise.

Name	Age	Year First Elected a Director	Principal Occupation
Class III Directors—Serving a Term Ending in 2015:
Vincent Vitto	72	2006
Mr. Vitto served as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc., a research and development laboratory, from 1997 to his retirement in 2006. Prior to that, he spent 32 years of increasing responsibility at MIT Lincoln Laboratory, a research and development laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto’s qualifications to serve on our Board of Directors include his exceptional understanding of defense technology, particularly related to surveillance and communications, and experience managing major defense research laboratories.

George K. Muellner	70	2010
Mr. Muellner served as the president of Advanced Systems for the Integrated Defense Systems business unit of The Boeing Company, responsible for developing advanced cross-cutting concepts and technologies, and executing new programs, until his retirement in February 2008. Prior to this assignment, he was vice president-general manager of Air Force Systems at Boeing since July 2002. He joined Boeing in 1998. Prior to that, he served 31 years in the U.S. Air Force, retiring as a lieutenant general from the position of principal deputy for the Office of the Assistant Secretary of the Air Force for Acquisition in Washington, D.C. A highly decorated veteran, Mr. Muellner spent most of his career as a fighter pilot and fighter weapons instructor, test pilot, and commander. Mr. Muellner’s qualifications to serve on our Board of Directors include his executive experience with defense contracting, his military experience in the Company’s target defense market, and his knowledge of defense and aerospace technology.

CORPORATE GOVERNANCE
Independence
The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director’s immediate family from Mercury, any professional relationship between a director or a member of a director’s immediate family and Mercury’s outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission (“SEC”), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be “affiliated persons” of Mercury or its subsidiaries.
Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Aslett, who is also a Mercury executive officer.
How are nominees for the Board selected?
Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year’s meeting. With respect to the nominees for Class I director standing for election at the meeting, Messrs. Bass and Daniels were each elected as a Class I director at 2010 Annual Meeting of Shareholders.
When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. In practice, the committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the committee or others.
Shareholders who wish to submit director candidates for consideration should send such recommendations to our Secretary at our executive offices not less than, unless a lesser time period is required by applicable law, 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Such recommendations must include the following information as to each person whom the shareholder proposes to nominate for election or reelection as a director:

•	the name and address of the shareholder and each of his or her nominees;

•	a description of all arrangements or understandings between the shareholder and each such nominee;

•	such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and

•	the consent of each nominee to serve as a Director if so elected.

In addition, such recommendations must include the following information as to each shareholder giving the notice:

•
the number of all shares of Mercury stock held of record, owned beneficially (directly or indirectly) and represented by proxy by such shareholder as of the date of such notice and as of one year prior to the date of such notice;

•
a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

•	a description of any derivative position held or beneficially held (directly or indirectly) by such shareholder with respect to Mercury stock;

•
a description of any proxy, contract, arrangement, understanding, or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the nomination or nominations to be made by such shareholder or pursuant to which such shareholder has a right to vote any Mercury stock; and

•
a description of any proportionate interest in Mercury stock or derivative positions with respect to Mercury held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading “Shareholder Proposals for the 2014 Annual Meeting.”
Can I communicate with Mercury’s directors?
Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
What committees has the Board established?
The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. As described above under the heading “Independence,” all of the members of the Audit, Compensation, and Nominating and Governance Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on our website at www.mrcy.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.”
In addition, during fiscal 2011, the Board established an ad hoc M&A Review Committee consisting of independent directors. The ad hoc M&A Review Committee does not have a written charter but meets on an as needed basis to review potential M&A transactions and make a recommendation to the Board regarding potential transactions.
Audit Committee
The Audit Committee assists the Board in its oversight of management’s conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.

Compensation Committee
The Compensation Committee is responsible for:

•	setting the compensation of our executive officers;

•
reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers;

•	overseeing the administration of our equity-based and other long-term incentive plans;

•	exercising any fiduciary, administrative, or other function assigned to the committee under any of our health, benefit, or welfare plans, including our 401(k) retirement savings plan; and

•	reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board.
All of the independent directors on the Board annually review and approve our CEO’s corporate financial and individual management-by-results (“MBR”) performance objectives, and evaluate the CEO’s performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus and over-achievement payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Compensation Committee, and the Compensation Committee sets their compensation. Our head of human resources and the Compensation Committee’s independent compensation consultant also make recommendations to the Compensation Committee regarding compensation for our executives.
The Compensation Committee may delegate to the CEO the authority to grant equity awards under the 2005 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our human resources and finance departments and to outside service providers, as appropriate.
Our head of human resources and the Compensation Committee’s independent compensation consultant provide input to the Compensation Committee regarding compensation for non-employee directors. The Compensation Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.
The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Compensation Committee has engaged Aon Consulting/Radford (“Radford”) since 2005 to assist the committee in applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, at the direction of the Compensation Committee, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal 2013, Radford’s services included providing compensation survey data for non-employee directors, executives, and non-executive employees.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The committee has recommended the nominees for election at the annual meeting. In addition, the committee oversees the process by which the Board assesses its effectiveness.
Ad Hoc M&A Review Committee
The ad hoc M&A Review Committee was created during fiscal 2011 to assist the Board in reviewing M&A transactions. The committee does not have a written charter but meets on an as needed basis to review potential M&A transactions and make a recommendation to the Board regarding potential transactions.

How often did the Board and Committees meet during fiscal 2013?

The Board of Directors met four times during fiscal 2013. The table below reports information about the committees during fiscal 2013:

Name	Audit Committee(1)	Compensation Committee	Nominating and Governance Committee	Ad Hoc M&A Review Committee
James K. Bass	X			Alternate
George W. Chamillard		X
Michael A. Daniels		Chairman	X	X
George K. Muellner		X		Chairman
William K. O’Brien	Chairman		X	X
Lee C. Steele	X
Vincent Vitto			Chairman
Number of Meetings During Fiscal 2013	12	5	3	—

(1)	The Board has determined that each of Messrs. Bass, O’Brien, and Steele qualifies as an “audit committee financial expert” under SEC rules.

All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.
Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met four times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. Vitto, our Chairman of the Board.
Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?
Directors are encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2012 annual meeting of shareholders.
Does Mercury have stock ownership guidelines for directors?
Each non-employee director is expected to own or control, directly or indirectly, shares of the Company's common stock equal to three times the value of the annual director cash retainer within five years of first becoming a non-employee director, or within five years of July 31, 2013, whichever is later. Each non-employee director is expected to retain such investment in the Company as long as he or she is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have stock ownership guidelines for its Chief Executive Officer?
The CEO is expected to own or control, directly or indirectly, shares of Mercury common stock with a value of at least three times the CEO’s base salary. The CEO is expected to meet this guideline within four years of first becoming CEO and is expected to retain such investment in the Company as long as he or she is the CEO. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have a Code of Business Conduct and Ethics?
Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mrcy.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website. Shareholders may request a copy of our Code of Business Conduct and Ethics free of charge by writing to Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Secretary.

Does Mercury have a written policy governing related-person transactions?

Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.

How Does the Board of Directors Exercise Its Oversight of Risk?
Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management (“ERM”) process each fiscal year, which process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Director of Internal Audit reviews the key risks identified in the ERM process and management’s plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.
In addition to discussions at regular Board meetings, the Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, and related-party transactions; the Compensation Committee focuses on risks associated with our executive compensation policies and practices; the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and NASDAQ requirements for director independence and the implementation of our corporate governance policies; and the ad hoc M&A Review Committee focuses on risks related to our acquisition activities.
How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?
Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board’s specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director, as appointed from time to time, would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.
Prior to his retirement from the Board in 2008, the founder of our Company served as the Chairman of the Board and an independent director served as a Lead Director to preside over executive sessions of the independent directors. Following the founder’s retirement as Chairman in 2008, the Board has elected an independent director as Chairman. The Board has determined that having a separate Chairman and Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time. However, the roles of Chairman and CEO may be filled by the same or different individuals. This allows the Board of Directors flexibility to determine whether the two roles should be combined in the future based upon the Company’s needs and the Board of Directors’ assessment of the Company’s leadership from time to time.
As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board’s evaluation of management’s ERM process.
Do Our Compensation Programs Create a Reasonable Likelihood of Material Adverse Effects for the Company?
Our general employee compensation programs are substantially less weighted towards incentive compensation and equity awards than those for our executive officers. While managers below the executive officers do have incentive compensation tied to Company performance, and do receive equity awards in the form of restricted stock, the relative weight of their fixed salary compensation is much greater than for the executive officers. While some sales personnel are heavily dependent on sales-based commissions, the terms on which they may make sales are controlled by business unit managers and corporate-level revenue recognition procedures.

Although any compensation program can create incentives that may prove to be inappropriate to future circumstances, or that may encourage behavior that proves to be risky for the organization, the Compensation Committee believes that our programs, for both executives and other employees, do not create a reasonable likelihood of material adverse effects for the Company. In reaching this conclusion, the Compensation Committee has considered the following:

•
Our compensation program consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e., bonus and equity awards) is based upon company and stock price performance. This mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•
For the variable portion of compensation, the executive bonus program is an annual program that is focused on profitability while the equity program grants awards that have a four year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. In addition, we prohibit all our executive officers from short selling Mercury stock or from buying or selling puts, calls, or other derivative securities related to Mercury stock. By prohibiting such hedging transactions our executives cannot insulate themselves from the effects of poor stock performance.

•
In order for any employee, including our executive officers, to be eligible for the corporate financial performance element of our annual bonus program, our company must first achieve a certain level of profitability that is established annually by the Compensation Committee (we refer to this metric as “adjusted EBITDA”). We believe that focusing on profitability rather than other measures encourages a balanced approach to company performance and emphasizes consistent behavior across the organization.

•
Our annual bonus program is capped, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating income target. In addition, 50% of over-achievement awards (an element of the annual corporate financial performance bonus) are banked and paid out over a multi-year period, with the executive forfeiting his banked award if he is not an employee of the Company on the date the award is scheduled to be paid unless he dies, leaves for good reason (as defined in the plan), or leaves as part of a planned retirement.

•	Our annual bonus program has been structured around attaining a certain level of profitability for several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

The calculation of our adjusted EBITDA for the annual executive bonus plan is defined annually by our Compensation Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers.

DIRECTOR COMPENSATION
How are the directors compensated?
The Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is to provide our non-employee directors with competitive compensation. Our compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. We target non-employee director compensation at the 75th percentile compared to our peer group.
Cash Compensation for Non-Employee Directors
Directors who are also our employees receive no additional compensation for serving on the Board of Directors. During fiscal 2013, each non-employee director received an annual cash retainer of $55,000 and the following positions received additional cash retainers:

Independent Chairman of the Board	$45,000	per annum
Chairman of the Audit Committee	19,000	per annum
Chairman of the Compensation Committee	15,000	per annum
Chairman of the Nominating and Governance Committee	10,500	per annum
All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
Equity Compensation for Non-Employee Directors
New non-employee directors are granted equity awards in connection with their first election to the Board. These awards are granted by the Board of Directors and consist of shares of restricted stock with a value equal to three times the annual retainer for non-employee directors divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors may also receive annual restricted stock awards for the number of shares of common stock equal to $100,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant.
Non-employee directors will not be eligible to receive an annual restricted stock award for the fiscal year in which they are first elected. Non-employee directors who are first elected to the Board during the first half of Company’s fiscal year will be eligible to receive an annual restricted stock award for the next fiscal year; otherwise, non-employee directors will not be eligible to receive their first annual restricted stock award until the second fiscal year following the fiscal year in which they are first elected to the Board.

How were the non-employee directors compensated for fiscal 2013?
The compensation paid to the non-employee members of the Board of Directors with respect to fiscal 2013 was as follows:

Non-Employee Director Compensation—Fiscal 2013

Name	Fees Earned	Restricted Stock Awards ($)(1)	Total
James K. Bass	$55,000	$93,459	$148,459
George W. Chamillard	62,500	93,459	155,959
Michael A. Daniels	66,250	93,459	159,709
William K. O’Brien	74,000	93,459	167,459
George K. Muellner	55,000	93,459	148,459
Lee C. Steele	55,000	93,459	148,459
Vincent Vitto	110,500	93,459	203,959

(1)
This column represents the grant date fair value of restricted stock awards for fiscal 2013 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal 2013 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

EQUITY COMPENSATION PLANS
The following table sets forth information as of June 30, 2013 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders (2)	2,069,565	(3)	$13.435	2,484,323	(4)
Equity compensation plans not approved by shareholders	—		—	—
TOTAL	2,069,565		$13.435	2,484,323

(1)	Does not include outstanding unvested restricted stock awards.

(2)	Consists of our 1997 and 1998 equity plans, the 2005 Plan, and the 1997 Employee Stock Purchase Plan (“ESPP”).

(3)	Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.

(4)
Includes 255,579 shares available for future issuance under the ESPP and 2,228,744 shares available for future issuance under the 2005 Plan. We are no longer permitted to grant awards under our 1997 and 1998 equity plans.

PROPOSAL 2: APPROVAL OF EXECUTIVE BOUNS PLAN -
CORPORATE FINANCIAL PERFORMANCE

We have adopted a new Executive Bonus Plan - Corporate Financial Performance (the “CFP Bonus Plan”), subject to the approval of the shareholders at the meeting Our new CFP Bonus Plan has the same terms and conditions as the annual bonus plan approved by shareholders at our 2009 annual meeting with the exception that our new plan includes performance periods to earn a bonus of partial-years, full-years, and multi-year periods. Our prior annual bonus plan only provided for performance periods of one fiscal year.

We are asking shareholders to approve the adoption of the CFP Bonus Plan so that we may use the CFP Bonus Plan to achieve our goal of increasing shareholder value and also receive a federal income tax deduction for certain compensation paid under the CFP Bonus Plan. If shareholders do not ratify the adoption of the CFP Bonus Plan, it will not become effective and we will remain under our prior annual bonus plan approved by shareholders in 2009.

The following is a summary of certain major features of the CFP Bonus Plan. This summary is subject to the specific provisions contained in the full text of the CFP Bonus Plan, which is attached as Appendix A to this proxy statement.

Purpose

The purpose of the CFP Bonus Plan is to increase shareholder value and our success by motivating key executives to perform to the best of their abilities and to achieve our objectives. The CFP Bonus Plan accomplishes this purpose by paying bonuses and over-achievement awards only after the achievement of pre-established performance goals.

Eligibility to Participate

The Compensation Committee selects the employees of Mercury and its subsidiaries who will be eligible to receive bonuses and over-achievement awards under the CFP Bonus Plan. The actual number of employees who will be eligible to receive a bonus and over-achievement award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants.

Target Bonuses, Target Over-Achievement Awards, and Performance Goals

The Compensation Committee assigns to each participant a target bonus and a target over-achievement award. The Compensation Committee also determines the applicable performance goal or goals that must be achieved in each performance period before an actual bonus and actual over-achievement award will be paid to the participant for such performance period. A participant's target bonus is expressed as a percentage of his or her base salary earned during the applicable performance period.

A participant's target over-achievement award that may be earned during a performance period is expressed as a percentage of an over-achievement award pool. The Compensation Committee establishes a formula for determining the size of the over-achievement award pool. The size of the over-achievement award pool is determined by reference to the amount of actual adjusted EBITDA for the performance period in excess of the budgeted adjusted EBITDA for such performance period. Actual adjusted EBITDA, as used under the CFP Bonus Plan, is a non-GAAP measure and all references in this summary to actual adjusted EBITDA refer to such non-GAAP measure. Each over-achievement award is subject to a cap of 100% of (a) the participant's target bonus under the CFP Bonus Plan, plus (b) the participant's target bonus for management-by-results performance under a separate annual bonus plan for individual management-by-results performance goals.

The performance goals require the achievement of objectives for one or more of the following: (a) cash position; (b) controllable profits; (c) days sales outstanding; (d) earnings per share; (e) adjusted EBITDA; (f) free cash flow; (g) inventory reduction; (h) net income; (i) new orders; (j) operating cash flow; (k) operating income; (l) return on assets; (m) return on equity; (n) return on sales; (o) revenue; and (p) total shareholder return. Each of these measures is defined in the CFP Bonus Plan. Performance goals may differ from participant to participant, from performance period to performance period, and from award to award.

The Compensation Committee may choose to set target goals: (a) in absolute terms; (b) in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics); (c) on a per-share and/or per-capita basis; (d) against the performance of Mercury as a whole or against particular segments of Mercury; (e) on a pre-tax or after-tax basis; and/or (f) on a GAAP or non-GAAP basis. The Compensation Committee also will determine whether any elements will be included in or excluded from the calculations. Performance periods may be partial-years, full-years, or multi-year periods.

Actual Bonuses

After the performance period ends, the Compensation Committee must certify in writing the extent to which the pre-established performance goals were achieved before approving the actual bonus that is payable to a participant. The Compensation Committee has discretion to reduce or eliminate any actual bonus under the CFP Bonus Plan. Actual bonuses are paid in cash no later than 75 days after the performance period ends.

Actual Over-Achievement Awards

 After the performance period ends, the Compensation Committee must certify in writing the extent to which actual adjusted EBITDA exceeded budgeted adjusted EBITDA for the performance period and determine the size of the over-achievement award pool. The Compensation Committee may include adjusted EBITDA from acquisitions completed during the performance period in the adjusted EBITDA for such performance period only if the following criteria are satisfied: (a) the acquisition is in line with our core business strategy as determined by the Board in its sole discretion; (b) we satisfy our organic revenue target for the performance period without including revenue derived from the acquisition; and (c) the acquisition is accretive to our adjusted EBITDA for the performance period. If the adjusted EBITDA for a performance period includes adjusted EBITDA derived from an acquisition, such adjusted EBITDA may not exclude fees and other expenses, including without limitation financing, accounting, legal, and other fees incurred in connection with the acquisition during the related performance period, which would be included in such adjusted EBITDA under generally accepted accounting principles.

The actual over-achievement award that is payable to a participant is determined using a formula determined by the Compensation Committee. If a participant ceases to be employed by Mercury or one of its subsidiaries during the performance period, other than in limited circumstances set forth in the CFP Bonus Plan, such participant's over-achievement award is forfeited to Mercury (i.e., a participant leaving the bonus pool is not a windfall for the other participants who remain in the pool). Over-achievement awards are subject to the cap discussed above. The Compensation Committee has discretion to reduce or eliminate any actual over-achievement award under the CFP Bonus Plan. A portion, to be determined by the Compensation Committee at the beginning of the performance period, of an actual over-achievement award is paid in cash no later than 75 days after the performance period ends and the remaining portion is banked and paid out in three equal installments over a three-year period subject to the continued employment of the participant, unless otherwise determined by the Compensation Committee.

Maximum Payment

The CFP Bonus Plan limits the actual payment to any participant in respect of any fiscal year to $2,000,000 even if the pre-established formula otherwise indicates a larger payment.

Administration

The Compensation Committee administers the CFP Bonus Plan. Members of the Compensation Committee must qualify as outside directors under Section 162(m) of the Code. Subject to the terms of the CFP Bonus Plan, the Compensation Committee:

•	selects the employees who will be eligible to participate in the CFP Bonus Plan;

•	assigns the target bonus and over-achievement award for each participant;

•	establishes the performance goals that must be achieved before any actual bonuses or over-achievement awards are paid;

•	approves a payout formula to provide for an actual bonus or over-achievement award; and

•	interprets the provisions of the CFP Bonus Plan.

Performance-Based Compensation

The CFP Bonus Plan is designed to qualify as “performance-based” compensation under Section 162(m) of the Code. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to the named executive officers to the extent that any of these persons receives more than $1,000,000 in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation even if it is more than $1,000,000 during a single year. The CFP Bonus Plan allows us to pay incentive compensation that is performance-based and, therefore, fully tax deductible on our federal income tax return.

Amendment and Termination of the CFP Bonus Plan

The Board and the Compensation Committee may amend or terminate the CFP Bonus Plan at any time and for any reason. However, the amendment, suspension, or termination of the CFP Bonus Plan shall not, without the consent of the participant, alter or impair any rights or obligations under any target bonus or over-achievement award granted to such participant or actual bonus or over-achievement award earned by such participant.

Bonuses and Over-Achievement Awards to Be Paid to Certain Individuals and Groups

Bonuses and over-achievement awards under the CFP Bonus Plan are determined based on actual future performance. As a result, future actual bonuses and over-achievement awards cannot now be determined. The following table sets forth the maximum amounts for bonuses and over-achievement awards payable under the CFP Bonus Plan which the Compensation Committee has approved for fiscal year 2014, subject to shareholder approval of the CFP Bonus Plan. Actual bonuses and over-achievement awards paid, if any, under the CFP Bonus Plan for fiscal year 2014 will be calculated based on actual performance pursuant to the goals established by the Compensation Committee. For the fiscal 2014 performance period, the Compensation Committee selected performance goals based on our budgeted adjusted EBITDA and revenue. The over-achievement award pool for fiscal year 2014 will be 25% of the amount, if any, by which actual adjusted EBITDA exceeds budgeted adjusted EBITDA and is subject to meeting a minimum revenue target. Because our executive officers are eligible to receive bonuses and over-achievement awards under the CFP Bonus Plan, our executive officers have an interest in this proposal.

Name of Individual or Group	Maximum Bonus	Maximum Over-Achievement Award (1)	Maximum Total (Bonus + Over-Achievement Award)
Mark Aslett	$375,000	$500,000	$875,000
Kevin M. Bisson	139,500	186,000	325,500
Gerald M. Haines II	139,500	186,000	325,500
Didier M.C. Thibaud	139,500	186,000	325,500
Charles A. Speicher	56,438	75,250	131,688
All executive officers, as a group (2)	849,938	1,133,250	1,983,188
All directors who are not executive officers, as a group (3)	—	—	—
All employees who are not executive officers, as a group (4)	278,100	370,800	648,900

(1)
This is the cap on the payment of over-achievement awards. Given that the over-achievement award pool is only funded based on a percentage of the amount by which actual adjusted EBITDA exceeds budgeted adjusted EBITDA, actual over-achievement awards are likely to be substantially lower than the cap.

(2)	This group consists of the five individual named executive officers listed in the table above.

(3)	This group is not eligible to participate in the CFP Bonus Plan.

(4)	This group includes four members of senior management that participate in the CFP Bonus Plan but are not executive officers pursuant to Rule 3b-7 under the Exchange Act.

There can be no assurance that any bonuses or over-achievement awards will be paid. We believe it is unlikely that over-achievement award payouts will be at or near the maximum payment since the size of the over-achievement award pool is determined based on actual adjusted EBITDA exceeding budgeted adjusted EBITDA, and the payment of an over-achievement award reflects stretch achievements. For example, in fiscal years 2012 and 2013, executives did not earn any over-achievement awards. The actual bonus paid, if any, may be lower than the maximum bonus depending on actual performance compared to the performance goals associated with the maximum payout. The Compensation Committee also has discretion to further decrease, but not increase, the bonuses and over-achievement awards otherwise indicated under the pre-established formula.

Required Vote

Approval of the CFP Bonus Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the CFP Bonus Plan.

Recommendation

We believe that the approval of the CFP Bonus Plan is essential to our continued success. Our executives are one of our most valuable assets. The bonuses and over-achievement awards provided under the CFP Bonus Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. For the reasons stated above the shareholders are being asked to approve the CFP Bonus Plan.

The Board of Directors recommends a vote FOR the proposal to approve the CFP Bonus Plan.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on the company, our Board of Directors, or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2014. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG will attend the annual meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from shareholders.
Required Vote
Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment.
Recommendation
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014.

VOTING SECURITIES
Who owns more than 5% of our stock?
On August 21, 2013, there were 33,224,065 shares of our common stock outstanding. On that date, to our knowledge, there were five shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The “Percent of Class” was calculated using the number of shares of our common stock outstanding as of August 21, 2013. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	2,580,442	7.8%
Black Rock, Inc.(2)	2,450,007	7.4
Royce & Associates LLC (3)	2,058,446	6.2
Baron Capital Group, Inc.(4)	1,750,000	5.3
Vanguard Group Inc. (5)	1,744,914	5.3

(1)
Based on a Schedule 13G filed with the SEC on February 11, 2013, reporting beneficial ownership as of December 31, 2012. The reporting entity’s address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(2)
Based on a Schedule 13G/A filed by Black Rock, Inc. with the SEC on February 8, 2013, reporting beneficial ownership as of December 31, 2012. The reporting entity’s address is 40 East 52nd Street, New York, New York 10022.

(3)
Based on a Schedule 13G/A filed by Royce & Associates LLC with the SEC on January 15, 2013, reporting beneficial ownership as of December 31, 2012. The reporting entity’s address is 745 Fifth Avenue, New York, New York 10151.

(4)
Based on a Schedule 13G/A filed by Baron Capital Group, Inc. with the SEC on February 14, 2013, reporting beneficial ownership as of December 31, 2012. The reporting entity’s address is 767 5th Avenue, 49th Floor, New York, New York 10153.

(5)
Based on a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 12, 2013, reporting beneficial ownership as of December 31, 2012. The reporting entity’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

How much stock does each of Mercury’s directors and executive officers own?
The following information is furnished as of August 21, 2013, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer) and director nominees; (2) our chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer; and (3) all directors, director nominees, and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Mark Aslett(2)	934,249	2.8%
James K. Bass(3)	42,537	**
George W. Chamillard(4)	129,203	**
Michael A. Daniels(5)	42,537	**
George K. Muellner(6)	42,537	**
William K. O’Brien(7)	74,203	**
Lee C. Steele(8)	133,203	**
Vincent Vitto(9)	106,203	**
Kevin M. Bisson(10)	142,030	**
Gerald M. Haines II(11)	173,702	**
Charles A. Speicher(12)	59,749	**
Didier M.C. Thibaud(13)	511,834	1.5
All directors, director nominees, and executive officers as a group (12 persons)(14)	2,391,987	7.0%

 * The address for each director and executive officer is c/o Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.

** Less than 1.0%.

(1)
The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 21, 2013 are outstanding.

(2)
Includes (a) 216,963 shares owned by Mr. Aslett individually; (b) 294,726 shares which may be acquired by Mr. Aslett within 60 days of August 21, 2013 through the exercise of stock options; and (c) 422,560 restricted shares awarded to Mr. Aslett under our stock-based plans (as to which Mr. Aslett has sole voting power, but which are subject to restrictions on transfer).

(3)
Includes (a) 22,374 shares owned by Mr. Bass individually; (b) 15,000 shares which may be acquired by Mr. Bass within 60 days of August 21, 2013 through the exercise of stock options; and (c) 5,163 restricted shares awarded to Mr. Bass under our stock-based plans (as to which Mr. Bass has sole voting power, but which are subject to restrictions on transfer).

(4)
Includes (a) 33,040 shares owned by Mr. Chamillard individually; (b) 91,000 shares which may be acquired by Mr. Chamillard within 60 days of August 21, 2013 through the exercise of stock options; and (c) 5,163 restricted shares awarded to Mr. Chamillard under our stock-based plans (as to which Mr. Chamillard has sole voting power, but which are subject to restrictions on transfer).

(5)
Includes (a) 22,374 shares owned by Mr. Daniels individually; (b) 15,000 shares which may be acquired by Mr. Daniels within 60 days of August 21, 2013 through the exercise of stock options; and (c) 5,163 restricted shares awarded to Mr. Daniels under our stock-based plans (as to which Mr. Daniels has sole voting power, but which are subject to restrictions on transfer).

(6)
Includes (a) 22,374 shares owned by Mr. Muellner individually; (b) 15,000 shares which may be acquired by Mr. Muellner within 60 days of August 21, 2013 through the exercise of stock options; and (c) 5,163 restricted shares awarded to Mr. Muellner under our stock-based plans (as to which Mr. Muellner has sole voting power, but which are subject to restrictions on transfer).

(7)
Includes (a) 23,040 shares owned by Mr. O’Brien individually; (b) 46,000 shares which may be acquired by Mr. O’Brien within 60 days of August 21, 2013 through the exercise of stock options; and (c) 5,163 restricted shares awarded to Mr. O’Brien under our stock-based plans (as to which Mr. O’Brien has sole voting power, but which are subject to restrictions on transfer).

(8)
Includes (a) 40,040 shares owned by Mr. Steele individually; (b) 88,000 shares which may be acquired by Mr. Steele within 60 days of August 21, 2013 through the exercise of stock options; and (c) 5,163 restricted shares awarded to Mr. Steele under our stock-based plans (as to which Mr. Steele has sole voting power, but which are subject to restrictions on transfer).

(9)
Includes (a) 23,040 shares owned by Mr. Vitto individually; (b) 78,000 shares which may be acquired by Mr. Vitto within 60 days of August 21, 2013 through the exercise of stock options; and (c) 5,163 restricted shares awarded to Mr. Vitto under our stock-based plans (as to which Mr. Vitto has sole voting power, but which are subject to restrictions on transfer).

(10)
Includes (a) 15,068 shares owned by Mr. Bisson individually; and (b) 126,962 restricted shares awarded to Mr. Bisson under our stock-based plans (as to which Mr. Bisson has sole voting power, but which are subject to restrictions on transfer).

(11)
Includes (a) 45,940 shares owned by Mr. Haines individually; and (b) 127,762 restricted shares awarded to Mr. Haines under our stock-based plans (as to which Mr. Haines has sole voting power, but which are subject to restrictions on transfer).

(12)
Includes (a) 12,503 shares owned by Mr. Speicher individually; and (b) 47,246 restricted shares awarded to Mr. Speicher under our stock-based plans (as to which Mr. Speicher has sole voting power, but which are subject to restrictions on transfer).

(13)
Includes (a) 133,426 shares owned by Mr. Thibaud individually; (b) 158,000 shares which may be acquired by Mr. Thibaud within 60 days of August 21, 2013 through the exercise of stock options; and (c) 220,408 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but which are subject to restrictions on transfer).

(14)
Includes (a) 610,182 shares owned by directors and executive officers individually; (b) 800,726 shares which may be acquired within 60 days of August 21, 2013 through the exercise of stock options; and (c) 981,079 restricted shares awarded to the directors and executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer).

EXECUTIVE OFFICERS
Who are Mercury’s executive officers?
The following persons are our executive officers as of August 30, 2013:

Name	Position
Mark Aslett	President and Chief Executive Officer
Kevin M. Bisson	Senior Vice President, Chief Financial Officer, and Treasurer
Gerald M. Haines II	Senior Vice President, Corporate Development, Chief Legal Officer, and Secretary
Didier M.C. Thibaud	President, Mercury Commercial Electronics
Charles A. Speicher	Vice President, Controller, and Chief Accounting Officer
Where can I obtain more information about Mercury’s executive officers?
Biographical information concerning our executive officers and their ages can be found in Item 4.1 titled “Executive Officers of the Registrant” in our annual report on Form 10-K for the fiscal year ended June 30, 2013, which item is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
Fiscal 2013 Business Review
Fiscal 2013 was a challenging year for the defense industry and for Mercury. Constraints on U.S. defense spending and uncertainties surrounding sequestration and the future defense budget lead to a very challenging industry environment. The resulting slowdowns in funding and defense contracting activity had a more significant impact on our first-quarter business than we initially anticipated in our strategic operating plan for the year. During the first quarter we proactively responded to this difficult industry environment by implementing aggressive expense reduction actions that included reducing the size of our workforce by 142 positions. This first quarter restructuring, other cost control initiatives, and a 17 position workforce reduction completed during the fourth quarter were designed to result in approximately $22 million of annualized savings. We were careful to retain key engineering and middle management talent - and hence Mercury's unique capabilities and differentiation and our ability to regenerate scale in the future - during this process in order to preserve the intrinsic value of the business. Taking a cautious and conservative stance, we focused on managing revenue primarily from backlog, while relying less on book and ship, in an effort to minimize working capital, preserve liquidity, and reduce risk.

In the second quarter, budgetary constraints on U.S. defense spending, coupled with the then impending expiration of the Congressional continuing resolution and the potential for sequestration, resulted in an ongoing industry slowdown, that in turn affected our financial results and revenue visibility. Nonetheless, our core compute business posted a strong bookings quarter, as did our recently acquired Micronetics business.

During the third quarter, although conditions in the defense industry remained very challenging, the enactment in March 2013 of a defense appropriations bill for government fiscal year 2013 was a positive step, and we made substantial progress on our two most important defense programs -- Aegis and SEWIP. Our core compute business performed well and delivered improved results on a sequential basis. There was clearly greater stability in our business during the third quarter; although, challenges in the industry remained. There appeared to be greater potential for the near-term reprogramming of funds from the Department of Defense ("DoD") investment accounts in order to adhere to the sequester budget limits, and longer term there also remained uncertainty about the DoD's 2014 fiscal year budget. These dynamics continued to cloud our visibility regarding future bookings and revenues. Consequently, we continued to manage revenue and expense levels conservatively with a focus on maximizing our cash and building backlog.

In the fourth quarter, we closed fiscal 2013 with a very strong quarter for bookings. In addition, we made good progress on our most important ongoing programs, and design wins were up substantially compared with the sequential third quarter. Our results for the fourth quarter exceeded our guidance across all key metrics, and we concluded fiscal 2013 with positive momentum and record backlog, despite a year of challenging conditions in the defense industry. Our Mercury Commercial Electronics core compute business delivered improved bookings on a sequential basis. Bookings for the Navy's Aegis Ballistic Missile Defense System were up more than 100% from the third quarter and nearly 250% year-over-year. This was another strong bookings quarter for the Navy's Surface Electronic Warfare Improvement Program (SEWIP) Block 2, and we were pleased to receive an initial small order for U.S. Army Patriot Missile upgrades. We concluded fiscal 2013 with our total backlog up 34% and defense backlog up 15%, year-over-year, each at all- time Company record levels.
During the fourth quarter we signed a lease for a 70,000 square foot microelectronics manufacturing center in Hudson, NH. Operating as our Advanced Microelectronics Center (AMC), this new plant will allow us to consolidate our current Hudson, NH operation and our existing Salem, NH facility. Our New Hampshire AMC will ultimately provide us with a world-class, scalable, redundant design and manufacturing facility - something we know is a very important consideration for our customers in their decision-making.
We were encouraged to see Mercury's performance improve substantially in the second half of fiscal 2013. Bookings were up 12 percent from the first six months of the year, total revenue grew 10 percent, and adjusted EBITDA rose 242 percent. In addition, we generated $6.5 million in positive cash from operations in the second half, compared with $8.4 million of cash used for operations in the first six months of the year. These improvements suggest to us that our business has stabilized and that looking forward we are poised for stronger results.
We believe that, on balance, our technology, capabilities, and ongoing programs and platforms align well with the Defense Department's new roles and missions. Looking ahead into fiscal 2014, we have the opportunity for a number of major new design wins and programs should our customers be down selected by the Department of Defense. We are confident that, given our strategy and positioning, the defense industry's ultimate recovery will lead to a significant improvement in our profitability, cash flow generation, and enterprise value over time.

Fiscal 2013 Annual Executive Bonus Program
In July 2012, the Compensation Committee established our fiscal 2013 annual executive bonus program in conjunction with the Board of Directors approving our fiscal 2013 strategic operating plan. Given the uncertainty in the defense industry, our fiscal 2013 annual executive bonus plan had two halves with the financial performance targets split between the first half and the second half of the fiscal year. The executive bonus program was designed to take into account the likelihood of a continuing budget resolution for government fiscal year 2013, the potential for budget sequestration, and the anticipated closing of our acquisition of Micronetics. Our fiscal 2013 strategic operating plan reflected three budgeted scenarios for financial performance during the year: a base financial plan; a probable financial plan; and a possible financial plan. The executive bonus program was set to payout bonuses at the 25% level for our base financial plan ($26.2 million of adjusted EBITDA), the 70% level for our probable financial plan ($50.9 million of adjusted EBITDA), and the 100% level for our possible financial plan ($55.6 million of adjusted EBITDA). For financial performance above our possible financial plan ($55.6 million of adjusted EBITDA), executives were eligible for over-achievement cash bonus awards up to an additional 100% bonus depending upon the level of financial performance in excess of our possible financial plan. For the first half of fiscal 2013, macroeconomic events happening outside the control of the Company impacted our results much more significantly than we had anticipated for the period when we prepared our strategic operating plan in July 2012. No bonuses were earned for the first half of fiscal 2013.
Due to the impact of defense budget sequestration on our business during the first half of fiscal 2013 and the increasing possibility that the Department of Defense could be forced to operate under defense budget sequestration for the remainder of the year, we revised our fiscal 2013 strategic operating plan halfway through the year. Our revised fiscal 2013 strategic operating plan, and the related amended executive bonus program, were approved by the Board of Directors in January 2013. The Board of Directors was concerned about executive and key employee retention and incentives given the substantial challenges facing the industry, that no bonuses were paid for the first half of the fiscal year, and that it was highly probable that no bonuses would be paid for the second half of the year. In view of the foregoing, the Board of Directors amended the plan by lowering the second half and full fiscal year financial targets, while also generally lowering the potential payouts for executives under the plan for the remainder of the fiscal year. Under our amended fiscal 2013 annual executive bonus program, bonus payouts were set at the 33% level for our revised base financial plan ($7.0 million of adjusted EBITDA), the 50% level for our revised probable financial plan ($15.0 million of adjusted EBITDA), and the 75% level for our revised possible financial plan ($22.0 million of adjusted EBITDA). For over-achievement cash bonus awards, we retained the original targets set in July 2012 with over-achievement awards being earned based upon financial performance in excess of our original possible financial plan ($55.6 million of adjusted EBITDA and at least $310.6 million of revenue).
Based on the level of performance achieved relative to our fiscal 2013 targets, we paid 42.9% of the corporate financial performance portion of our executive bonuses for fiscal 2013. In addition, our executives earned the management-by-results ("MBR") portion of their annual bonus based upon their individual results measured against their individual goals established by the Compensation Committee. For fiscal 2013, our named executive officers achieved between 89% and 92% of their individual MBR performance goals for fiscal 2013.
Fiscal 2013 Equity Awards
At its July 2012 meeting, the Compensation Committee granted annual restricted stock awards effective August 15, 2012 to our named executive officers that approximated the 75th percentile of a market composite consensus consisting of our named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies with revenue levels generally between $100 million and $400 million (median revenue $222 million).
With the significant macroeconomic headwinds facing the defense industry and its potential impact on the Company, along with the improvement in the commercial technology market for executive talent, management and the Compensation Committee analyzed the potential risk of individual named executive officers leaving the Company along with the hole in the organization that would be created if the individual left. As a result, in addition to the annual grant, at its July 2012 meeting, the Compensation Committee granted retention restricted stock awards to certain of our named executive officers. The retention equity awards, combined with the fiscal 2013 annual equity awards, were designed to increase the retention "glue" that the Company had on the individual named executive officers. The level of "glue" was determined as a ratio for each named executive officer, with the ratio being the NEO's total value of all unvested equity awards compared to the value of that NEO's typical annual equity award. The "glue" ratios were calculated and recommended by Radford, the Compensation Committee's independent compensation consultant, based on an industry peer group review, and the targeted ratios were in the range of 2x to 4x depending on the potential risk and hole in the organization from the potential loss of the individual.

For fiscal 2014, at its July 2013 meeting, the Compensation Committee approved annual restricted stock awards effective August 15, 2013. There were no retention equity grants in fiscal 2014.
Compensation Philosophy and Objectives
We use a pay-for-performance system that measures corporate financial and individual management-by results performance and rewards contributions toward our success.
Our executive compensation philosophy is to provide our executives with competitive pay opportunities with actual pay heavily influenced by the attainment of corporate financial and individual management-by-results (“MBR”) performance objectives. Our compensation philosophy is intended to meet the following objectives:

•
offer compensation opportunities that attract highly qualified executives, reward exceptional initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value; and

•	achieve our short-term and long-term strategic goals and values by aligning compensation with business objectives and individual MBR performance objectives.
To accomplish these objectives, our executive compensation programs are designed to maintain a significant portion of an executive’s total compensation at risk tied to our annual and long-term financial performance.
Our objective is to implement strategies for delivering compensation that are well structured, are competitive with the technology and defense industries, apply pay-for-performance principles, are appropriately aligned with Mercury’s financial goals, and are aligned with our shareholders’ objectives.
We benchmark executive compensation between the 50th and 75th percentiles compared to peer companies and the Radford Global Technology Survey, with cash compensation nearer to the 50th percentile and long-term incentive compensation (i.e., equity awards) nearer to the 75th percentile.
How We Determine Executive Compensation
The Compensation Committee has responsibility for our executive compensation philosophy and the design of our executive compensation programs. The Compensation Committee is primarily responsible for setting executive compensation, which in the case of our CEO, is subject to ratification by a majority of the independent directors on the Board. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found earlier in this proxy statement under “Corporate Governance—What committees has the Board established? – Compensation Committee.”
The compensation of our executive officers is reviewed and approved by the Compensation Committee (with ratification of the CEO’s compensation by a majority of the independent directors on the Board). The Compensation Committee analyzes all elements of compensation separately and in the aggregate. In addition to evaluating our executives’ contribution and performance in light of corporate financial and individual MBR performance objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies and the Radford Global Technology Survey.
The Compensation Committee has engaged the services of Radford, an Aon Consulting company, as an independent compensation consultant. Radford assists the Compensation Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal 2013, Radford’s services included providing compensation survey data for non-employee directors, executives, and non-executive employees. The Compensation Committee's expenditures for Radford were $78,334 for fiscal 2013. For fiscal 2013, the Company's human resources department expended $15,800 for Radford market surveys for non-executive employees. For non-executive employees, management also uses a second compensation consultant to provide market compensation data.
In connection with its benchmarking efforts, the Compensation Committee uses data included in the Radford Global Technology Survey and also specific peer group data. The Compensation Committee annually reviews the companies included in the peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful.
The Compensation Committee used the following peer group in its determination of total compensation for fiscal 2013:

AeroVironment, Inc.	Cray, Inc.	KVH Industries, Inc.
American Science and Engineering, Inc.	Digital Globe, Inc.	NCI, Inc.
Analogic Corporation	Ducommun Incorporated	Radisys Corporation
Anaren, Inc.	Electro Scientific Industries, Inc.	Satcon Technology Corporation
API Technologies Corp.	GeoEye, Inc.	Sonus Networks, Inc.
Cognex Corporation	Globecomm Systems Inc.	Stratasys, Inc.
Comtech Telecommunications Corp.	IRobot Corporation	Symmetricom, Inc.
CPI International, Inc.	KEYW Holdings Corporation

During fiscal 2013, Radford assisted us in reviewing our peer group. We retained the same peer group with the following exceptions:

•	CPI International, Inc., GeoEye, Inc., and Satcon Technology Corporation were all acquired and are no longer public companies; and

•
Digital Globe, Inc., which acquired GeoEye in February 2013, will cease to be in our peer group for reporting periods after such acquisition because the size of the combined company exceeds the parameters for our peer group.

Data with respect to the updated peer group listed below and the Radford Global Technology Survey was considered by the Compensation Committee in determining the annual equity awards for August 2013 (fiscal 2014).

AeroVironment, Inc.	Cray, Inc.	KVH Industries, Inc.
American Science and Engineering, Inc.	Digital Globe, Inc.	NCI, Inc.
Analogic Corporation	Ducommun Incorporated	Radisys Corporation
Anaren, Inc.	Electro Scientific Industries, Inc.	Sonus Networks, Inc.
API Technologies Corp.	Globecomm Systems Inc.	Stratasys, Inc.
Cognex Corporation	IRobot Corporation	Symmetricom, Inc.
Comtech Telecommunications Corp.	KEYW Holdings Corporation
In selecting our peer group, the Compensation Committee focused on company size (as indicated by revenue, number of employees, and market capitalization) and on industries similar to Mercury’s target markets.
In particular, the Compensation Committee reviewed the following elements of compensation against the benchmarking data:

•	base salary;

•	target bonus;

•	total target cash compensation (i.e., base salary plus target bonus);

•	target long-term incentive compensation, which consists of equity awards; and

•	target total direct compensation (i.e., target cash plus target long-term incentive compensation).
Each such element of compensation was compared to peer group data at the 25th, 50th, and 75th percentiles. The peer group used for fiscal 2013 consisted of a blend of public technology and defense companies with revenues generally between $100 million and $400 million (median revenue $222 million).
The Radford Global Technology Survey data and peer group data, as applicable, were reviewed together to form a final market data point. All forms of compensation were then evaluated relative to the market median. Individual compensation pay levels may vary based on individual performance and other considerations, including an executive’s relative experience in a new position, the initial compensation levels required to attract qualified new hires, and the compensation levels required to retain highly qualified executives.
The Compensation Committee evaluated the benchmarking data in connection with its determination of compensation levels for fiscal 2013. The data from this benchmarking indicated that each of base salary, target bonus as a percentage of base salary, total target cash compensation, target long-term incentive compensation, and total target direct compensation for our named executive officers was generally between the 50th and 75th percentiles, with cash compensation nearer to the 50th percentile and long-term incentive compensation (i.e., equity awards) nearer to the 75th percentile.

We base our total compensation program not only on the application of corporate financial and individual MBR performance considerations and competitive positioning against our peer group, but also through the application of CEO and Compensation Committee judgment. Our Board of Directors reserves the right to determine payouts under the portion of the CEO’s annual executive bonus tied to individual MBR performance objectives without regard to previously-established goals if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the Board’s judgment. The CEO is afforded similar discretion in recommending bonus payouts tied to individual MBR performance objectives for our other executive officers.
Our Elements of Total Compensation
Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based elements are designed to reward performance at two levels: (1) individual MBR performance; and (2) corporate financial performance compared to annual business goals.
We compensate our executives principally through base salary, performance-based annual cash bonuses, and equity awards. The objective of this approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver financial results. The Compensation Committee has chosen to put a substantial portion of each executive’s total compensation at risk, contingent upon the achievement of our annual strategic operating plan and budgeted adjusted EBITDA and revenue targets.
Base salaries, target bonuses, and equity awards for our executive officers (other than the CEO) are set by the Compensation Committee following its review and approval of recommendations from the CEO. For the CEO, these elements of compensation are set by the Compensation Committee, and are subject to ratification by a majority of independent directors on the Board.
Base Salary
The Compensation Committee targets base salaries between the 50th and 75th percentiles of a composite index of data from our peer group and the Radford Global Technology Survey. In addition, when the Compensation Committee annually considers executive base salaries, it takes into account each executive’s role and level of responsibility.
For fiscal 2013, we made no changes in the base salaries for our named executive officers. Holding executive base salaries at prior-year levels was consistent with market conditions during fiscal 2013.

A portion of Mr. Thibaud’s salary is paid in Euros. The salary column in the Summary Compensation Table reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month.
Annual Executive Bonus Program
Our annual executive bonus program is the variable performance-based element of our overall compensation program. This bonus program provides the potential for additional cash compensation for our executive officers based on achieving the corporate financial and, where applicable, operational goals contained in the annual strategic operating plan that is approved by our Board of Directors around the beginning of the fiscal year, as well as individual MBR performance goals. Participants in the program are senior executives who have a strategic function and are recommended by the CEO to the Compensation Committee for participation in the program. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk. This program consists of two elements: (1) target bonuses; and (2) over-achievement awards. Each executive officer’s target bonus is determined based on position, responsibilities, and total target cash compensation, and may be subject to change from year to year. In addition, each executive officer’s over-achievement award is determined based on actual adjusted EBITDA exceeding budgeted adjusted EBITDA for the fiscal year and the Company meeting or exceeding a threshold revenue target for the fiscal year.
Adjusted EBITDA is a non-GAAP measure and all references to actual adjusted EBITDA in this Compensation Discussion and Analysis refer to such non-GAAP measure. As used in the annual executive bonus plan, adjusted EBITDA includes income from continuing operations (prior to the impact, if any, of a payout of any potential overachievement award) and is adjusted for the following: interest income and expense; income taxes; depreciation; amortization of acquired intangible assets; restructuring; impairment of long-lived assets; acquisition costs and other related expenses; fair value adjustments from purchase accounting; and stock-based compensation expense. Because the annual executive bonus plan calls for a comparison of actual adjusted EBITDA to budgeted adjusted EBITDA for the fiscal year, the operating impact of one or more acquisitions occurring during a fiscal year (which may not have been included in the budget) may be included in the calculation of actual adjusted EBITDA only if all costs related to such acquisition(s) are included as well. In this way, plan participants cannot benefit from acquisition activities by excluding the transaction-related costs associated with the acquisition, and are also not penalized by an acquisition occurring part way through a fiscal year when the partial-year operating results of the acquisition may not be sufficient to cover such transaction-related costs. Actual adjusted EBITDA for fiscal 2013 includes the financial results from Micronetics, Inc. from the date of the acquisition on August 8, 2012 to June 30, 2013. Since the acquisition of Micronetics was early in our fiscal year which began on July 1, 2012, our fiscal 2013 strategic operating plan approved by the Board of Directors in July 2012 already included Micronetics in the strategic plan for the year. As such, our reported fiscal 2013 adjusted EBITDA of $11.7 million is the same measure used to calculate financial performance for purposes of the annual executive bonus program.

The following table indicates for fiscal 2013: (1) the target bonus for each named executive officer as a percentage of his base salary; (2) the percentage of the target bonus tied to corporate financial performance objectives; and (3) the percentage of the target bonus tied to individual MBR performance objectives.

Named Executive Officer and Title	Target Bonus as a Percentage of Base Salary	Portion Related to Corporate Financial Performance Objectives	Portion Related to Individual MBR Performance Objectives
Mark Aslett, President and Chief Executive Officer	100%	75%	25%
Kevin M. Bisson, SVP, Chief Financial Officer, and Treasurer	60	75	25
Gerald M. Haines II, SVP, Corporate Development, Chief Legal Officer, and Secretary	60	75	25
Didier M.C. Thibaud, President, Mercury Commercial Electronics	60	75	25
Charles A. Speicher, VP, Controller, and Chief Accounting Officer	35	75	25

For all of our named executive officers, we allocate a majority of their bonus potential to the achievement of overall corporate financial performance objectives, which are based on the achievement of an adjusted EBITDA target in our strategic operating plan for the fiscal year as well as meeting or exceeding a revenue threshold target for over-achievement awards.
Corporate Financial Performance Objectives
Original Fiscal 2013 Financial Performance Targets
As part of our fiscal 2013 strategic operating plan, we set the financial portion of our annual executive bonus plan for fiscal 2013 at the July 2012 meeting of the Board of Directors. The original corporate financial performance portion of our annual executive bonus program would become fully payable only if our actual adjusted EBITDA for fiscal 2013 was $55.6 million. Achieving actual adjusted EBITDA of $26.2 million would yield a payout of 25% of the corporate financial performance bonus, and below this threshold level, no payout would occur. Payouts for corporate financial performance for fiscal 2013 were based on objectives for the fiscal year broken into the first and second half of the year and were subject to the following original payout formulas:

Original Fiscal 2013 First Half Payout Formula
(July 1, 2012 - December 31, 2012)

Adjusted EBITDA Target (for first half of fiscal year)	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than $9.3 million	—%	Below Threshold
9.3 million (base financial plan)	25%	Threshold
Greater than $9.3 million but less than $18.4 million	Proportionate % between 25% and 70%	—
$18.4 million (probable financial plan)	70%	Target
Greater than $18.4 million but less than $19.3 million	Proportionate % between 70% and 100%	—
$19.3 million (possible financial plan)	100%	—
Greater than $19.3 million	100%	Maximum

Original Fiscal 2013 Second Half Payout Formula
(January 1, 2013 - June 30, 2013)

Adjusted EBITDA Target (for second half of fiscal year)	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than $16.9 million	—%	Below Threshold
16.9 million (base financial plan)	25%	Threshold
Greater than $16.9 million but less than $32.5 million	Proportionate % between 25% and 70%	—
$32.5 million (probable financial plan)	70%	Target
Greater than $32.5 million but less than $36.3 million	Proportionate % between 70% and 100%	—
$36.3 million (possible financial plan)	100%	—
Greater than $36.3 million	100%	Maximum
Amended Fiscal 2013 Financial Performance Targets
Due to the greater than anticipated impact of potential budget sequestration on our financial results for the first half of fiscal 2013, as discussed in detail above in the Executive Summary, at the January 2013 Board of Directors meeting, as part of the midyear update on our strategic operating plan, the Board of Directors approved an amended strategic operating plan for fiscal 2013. Under the amended corporate financial performance portion of our annual executive bonus program, no maximum (100%) payout was permitted, the highest level of cash bonus payout was set to pay 75% of the target bonus on a possible business case ($22.0 million of adjusted EBITDA), the median level of cash bonus payout was set to pay 50% of the target bonus on the probable business case ($15.0 million of adjusted EBITDA), and a threshold level of cash bonus payout was set to pay 33% of the target bonus on the base business case ($7.0 million of adjusted EBITDA). Below the $7.0 million adjusted EBITDA threshold level, no payout would occur. Payouts for corporate financial performance for fiscal 2013 were subject to the following amended payout formula:

Amended Fiscal 2013 Full Year Payout Formula
(July 1, 2012 - June 30, 2013)

Adjusted EBITDA Target	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than $7.0 million	—%	Below Threshold
7.0 million (base financial plan)	33%	Threshold
Greater than $7.0 million but less than $15.0 million	Proportionate % between 33% and 50%	—
$15.0 million (probable financial plan)	50%	Target
Greater than $15.0 million but less than $22.0 million	Proportionate % between 50% and 75%	—
$22.0 million (possible financial plan)	75%	—
Greater than $22.0 million	75%	Maximum
The Compensation Committee reserves the right to vary from year to year the percentages of the target corporate bonus earned upon achievement of the threshold, target, and maximum adjusted EBITDA objectives.
Fiscal 2013 actual adjusted EBITDA for purposes of the annual executive bonus program was $11.7 million, yielding a payout at 42.9% of the amended target corporate financial performance bonus.
Over-Achievement Awards
Each executive officer’s over-achievement award for fiscal 2013 was based on the executive’s share of the over-achievement award pool. The percentage of the over-achievement award pool granted to an executive is the same percentage as the individual executive’s participation in the annual executive bonus program relative to the total size of the executive bonus program for the fiscal year. The size of the over-achievement award pool is determined based on the amount by which actual adjusted EBITDA exceeded budgeted adjusted EBITDA. The over-achievement award pool for fiscal 2013 was 23.9% of the amount, if any, by which actual adjusted EBITDA exceeded budgeted adjusted EBITDA.
In order to earn an over-achievement award in fiscal 2013, the Company had to satisfy a $310.6 million revenue target and actual adjusted EBITDA had to exceed the original budgeted adjusted EBITDA of $55.6 million. The targets for over-achievement awards were kept the same in the Company's amended fiscal 2013 annual executive bonus program as the original targets for the fiscal year. For fiscal 2013, actual revenue and actual adjusted EBITDA were both below their respective targets. Accordingly, no over-achievement awards were earned for fiscal 2013.
Individual MBR Performance Objectives
Individual MBR performance objectives for our executive officers (other than the CEO) are initially recommended by our CEO after consultation with the affected executive officers and reviewed and approved by the Compensation Committee. These individual MBR performance objectives are intended to focus the executive’s actions for the following fiscal year in line with our strategic operating plan. At the end of the fiscal year, the CEO measures individual achievement for an executive officer by comparing actual performance of the executive to the previously established goals. The CEO is permitted to change an executive officer’s individual MBR performance objectives, or recommend a payout without regard to previously-established goals, if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the CEO’s judgment. No such changes were made during fiscal 2013 for our named executive officers. At the end of the fiscal year, the CEO reports to the Compensation Committee on the executive officers’ achievement of individual MBR performance objectives, and the Compensation Committee reviews and approves the payout of the individual MBR performance objective bonuses to our executive officers (other than the CEO), based on the CEO’s recommendation.

Individual MBR performance objectives for our CEO are established by the independent directors on the Board of Directors upon the recommendation of the Compensation Committee. At the end of the fiscal year, all of the independent directors evaluate the CEO’s performance in light of the previously-established goals, and based on that review, the Compensation Committee approves the payout of the CEO’s individual MBR performance objective bonus, which is subject to ratification by a majority of the independent directors on our Board.
Set forth below are the specific individual MBR performance objectives for our named executive officers for fiscal 2013.
Mark Aslett, President and Chief Executive Officer. The individual MBR performance objectives for Mr. Aslett established by the independent directors on the Board of Directors, upon the recommendation of the Compensation Committee, were as follows:

•
Grow Our Defense and Intelligence Business - arrange available debt capital to fund future acquisitions, acquire and integrate one company, grow defense bookings and the number and probable value of design wins, expand Mercury Intelligence Systems for Big Data processing for the Intelligence Community, and re-brand Mercury and its business lines (30% of individual MBR bonus potential);

•
Deliver Commercially-Developed, Affordable Intelligence, Surveillance, and Reconnaissance (ISR) Subsystems - deliver differentiated product and technology building blocks along the sensor processing chain and drive OpenVPX RF standards initiative (10% of individual MBR bonus potential);

•
Profitably Grow and Scale a Services and Systems Business - integrate Micronetics divisions internally, prepare to merge Micronetics with our Salem location, outsource Huntsville location manufacturing to a contract manufacturer, and establish a unified manufacturing strategy for digital and microwave electronics (25% of individual MBR bonus potential)

•
Excel at Customer Intimacy Across Entire Organization - organize Mercury Commercial Electronics around the sensor processing chain, centralize engineering design services, and implement sales improvements to sell the entire product line (20% of individual MBR bonus potential); and

•
Evolve Our Organization Model and Develop Our People, Culture, and Values - complete chief marketing officer, chief information officer, and RF general manager recruitment and integration, establish three new divisions (Mercury Commercial Electronics, Mercury Defense Systems, and Mercury Intelligence Systems), establish functional matrix management, rollout performance management system, continue to improve IT and physical security, continue to strengthen succession planning and people development, and continue the shareholder outreach program (15% of individual MBR bonus potential).

Kevin M. Bisson, Senior Vice President, Chief Financial Officer, and Treasurer. The individual MBR performance objectives for Mr. Bisson approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Acquisition Transaction Support - support the Company’s acquisition strategy by evaluating targets, ensuring adequate financing, and assisting with transaction structuring (15% of individual MBR bonus potential);

•
Debt Financing to Support Acquisitions and General Corporate Purposes - identify financing sources, evaluate financing proposals, structure financing terms, complete due diligence with financing sources, and execute definitive financing agreements (45% of individual MBR bonus potential);

•
Shareholder Value Creation - accelerate the pace of investor conferences and non-deal marketing road shows, initiate shareholder surveillance service to track investor movement between filing dates, increase sell side research coverage, and investigate ways to enhance shareholder value (20% of individual MBR bonus potential);

•
Develop Organizational Plans to Align Functions and Business Units - develop communication vehicle and cadence with business unit leaders to facilitate joint efforts on financial and operational matters and develop and deploy mechanisms to reduce working capital (10% of individual MBR bonus potential); and

•
Finance Organization Development - develop greater Defense Contract Audit Agency financial expertise, investigate potential tax planning strategies to reduce our effective tax rate, and identify high performer to lead Micronetics accounting integration (10% of individual MBR bonus potential).

Gerald M. Haines II, Senior Vice President, Corporate Development, Chief Legal Officer, and Secretary. The individual MBR performance objectives for Mr. Haines approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Mergers and Acquisitions - deliver corporate development and legal support for multiple M&A transactions, hire a corporate development associate, refine project tracking tool for entire process from target identification through integration, acquire companies, and maintain a robust, flexible capital structure (50% of individual MBR bonus potential);

•
People, Structure, and Services - align and organize groups with business needs in target areas, establish clear protocols to address government cost disclosure, data rights, and Federal Acquisition Regulation requirements as a commercial-item vendor, extend and integrate knowledge of commercial-item contracting into M&A transactions and throughout the organization (30% of individual MBR bonus potential);

•
Corporate Governance - centralize oversight of contracts, risk management, and compliance functions across all Mercury affiliates and support Mercury’s Board and Committees through continuing education and robust self-evaluation tools, robust M&A review and approval process, and protocols in support of hybrid business model structure (10% of individual MBR bonus potential); and

•
Security and Trade Compliance - extend security and trade compliance training and administration into newly acquired companies, strengthen integration with newly acquired companies, and emphasize counter-intelligence capabilities (10% of individual MBR bonus potential).

Didier M.C. Thibaud, President, Mercury Commercial Electronics. The individual MBR performance objectives for Mr. Thibaud approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Grow Our Business Organically and Via Targeted Acquisitions - drive design wins and expand value across the sensor processing chain, drive synergies with Micronetics acquisition, drive services design wins, and drive expansion into the Intelligence Community (30% of individual MBR bonus potential);

•
Deliver Commercially Developed, Affordable ISR Subsystems - drive open standards initiatives and products, including compute products, based on the latest switch fabric technology (10% of individual MBR bonus potential);

•
Transform Our Organization, Systems, and Processes to Profitably Grow and Scale a Services and Systems Business - drive leverage and business value through a centralized packaging and design services organization, enable matrix organization, drive new microwave manufacturing plant, and drive working capital improvements (25% of individual MBR bonus potential);

•	Excel at Customer Intimacy - quality organization to drive system quality and strategic account management (20% of individual MBR bonus potential); and

•
Evolve Our Organization Model, Develop Our People, and Drive Mercury's Culture and Values - integrate Micronetics and then combine with our Salem location and engage in a new common communication and review strategy for the new organization (15% of individual MBR bonus potential).

Charles A. Speicher, Vice President, Controller, and Chief Accounting Officer. The individual MBR performance objectives for Mr. Speicher approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Acquisition Transaction Support - support the Company’s acquisition strategy by performing due diligence on targets and integration activities on targets and prior acquisitions (15% of individual MBR bonus potential);

•
Develop Organizational Plans to Align Functional and Business Unit Models - facilitate joint finance and business unit efforts on financial and operational matters and develop and deploy mechanisms to reduce working capital requirements (20% of individual MBR bonus potential);

•	Financial System Integration - transform our organization, systems, and processes to profitably grow and scale a services and systems business (30% of individual MBR bonus potential);

•
Excel at Customer Intimacy in All Areas of the Organization - develop systems and processes to enhance financial service levels and quality at each location (10% of individual MBR bonus potential); and

•
Finance Organization Development - develop greater Defense Contract Audit Agency financial expertise, investigate potential tax planning strategies to reduce our effective tax rate, and identify high performer to lead Micronetics accounting integration (25% of individual MBR bonus potential).

Our named executive officers satisfied their individual MBR performance objectives as follows: Mr. Aslett, 92%; Mr. Bisson, 90%; Mr. Haines, 90%; Mr. Thibaud, 89%; and Mr. Speicher 90%.
Annual Executive Bonus Program for Fiscal 2014
Consistent with fiscal 2013, for fiscal 2014, the target bonus as a percentage of base salary for the CEO under the annual executive bonus program will be 100%; for Senior Vice Presidents will be 60%; and for Vice Presidents will be 35 to 50%. Also, for fiscal 2014, the bonus components for our executive officers will be 75% for corporate financial performance objectives and 25% for individual MBR performance objectives. The over-achievement award pool for fiscal 2014 will be 25% of the amount, if any, by which actual adjusted EBITDA exceeds budgeted adjusted EBITDA, subject to the Company meeting or exceeding a threshold revenue target for fiscal 2014.

Equity Compensation
We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers’ total compensation. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. Our 2005 Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock, and deferred stock awards. The Compensation Committee determines which instruments to use on a grant-by-grant basis. When approving equity awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Mercury, the anticipated contribution to meeting Mercury’s long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers, and aggregate grants to all executive officers are also taken into consideration.
In considering the executive’s current contribution to Mercury, the Compensation Committee reviews the executive’s role within Mercury, the contribution that the executive is currently making to Mercury, the results achieved by the executive, and input from the CEO with respect to executive officers other than the CEO. In general, executives with higher levels and amounts of responsibility receive larger equity awards. As a result, the CEO, CFO, and business unit leaders tend to have larger equity awards than our other executives.
In terms of the executive’s anticipated contribution to meeting long-term strategic performance goals, the Compensation Committee reviews the potential role of the executive in achieving the long-term strategic goals set forth in our strategic operating plan, again with input from the CEO with respect to executives other than the CEO. The Compensation Committee considers the incentive and retention value that equity awards may provide.
Finally, the Compensation Committee reviews proposed equity awards to executives against benchmarking and peer group data. The Compensation Committee believes that equity awards create an incentive in addition to the annual executive bonus program in order to attract and retain senior executives who would contribute to our future success. As a result, the Compensation

Committee intends for equity awards to executives as part of their long-term incentive compensation to generally be in line with industry practices and norms, both in terms of the type of equity award (e.g., stock options versus restricted stock) and the amount of the award.
The Compensation Committee has adopted an equity compensation awards policy that describes how equity awards are granted. Awards are granted by the Compensation Committee, subject to the following:

•	any award granted to the CEO is subject to ratification by a majority of the independent directors on the Board; and

•
the Compensation Committee may delegate to the CEO the authority to grant awards to other employees (other than our executive officers or other persons deemed to be “covered employees” within the meaning of Section 162(m) of the Code), subject to guidelines that are included in any such delegation.

The equity compensation awards policy provides pre-established monthly grant dates for new hires, as well as quarterly grant dates. New-hire grants are made with an effective date of the 15th of each month following the date of hire, or if not a business day, the next succeeding business day. Quarterly grants are made with an effective date of the 15th of February, May, August, or November, or if not a business day, then the next succeeding business day. Awards are made on these pre-established dates regardless of whether the Compensation Committee, the Board, or the CEO is then in possession of material, non-public information. This policy is not intended to time the grant of equity awards in coordination with such information.
Under the equity compensation awards policy, the Compensation Committee may also grant equity awards having an effective date other than a pre-established new-hire or quarterly grant date if the committee determines in good faith that such award is advisable and in the best interests of Mercury and so long as the committee believes, in good faith, that neither the members of the committee nor the grantee is then in possession of material, non-public information concerning Mercury. Grants are made by the Compensation Committee only at a meeting of the committee, which must occur on or prior to (but not after) the grant date applicable to such awards. Grants to the CEO are ratified by the independent directors only at a meeting of the Board, which must occur on or prior to (but not after) the grant date applicable to such award. Grants made by the CEO pursuant to delegated authority are evidenced by a grant document that must be signed and dated by the CEO on or prior to (but not after) the grant date applicable to such awards.
Fiscal 2013 Equity Awards
The fiscal 2013 annual restricted stock awards to our named executive officers were: Mr. Aslett, 126,502 restricted shares; Mr. Bisson, 50,395 restricted shares; Mr. Haines, 39,128 restricted shares; Mr. Speicher, 17,533 restricted shares; and Mr. Thibaud, 72,396 restricted shares. Each award is subject to four year time vesting, with 25% of each award vesting on the first four anniversaries of the grant date.
The number of shares granted in the fiscal 2013 annual equity awards were larger than the prior year grants largely due to the stock price used to determine the fiscal 2013 annual equity awards being approximately 45% lower than the stock price used to determine the fiscal 2012 annual equity awards (fiscal 2013 $10.55 per share versus fiscal 2012 $19.05 per share). The total annual awards to our named executive officers plus seven other members of senior management was capped at 500,000 shares. The Compensation Committee approved the 500,000 share cap to limit the potential increase in number of shares granted in the event of a significant decline in our stock price. The number of shares granted for the annual award effective as of August 15, 2012 for each named executive officer was determined by dividing the dollar value fixed for such executive award by the average closing price of Mercury’s common stock during the 30 calendar days prior to August 15, 2012. Since such total awards would have exceeded the 500,000 share cap, each individual annual restricted stock award to our named executive officers was reduced by approximately 4.7% to fit within the share limit.
The annual restricted stock awards granted effective August 15, 2012 to our named executive officers approximated the 75th percentile of a market composite consensus consisting of the Company's named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies with revenue levels generally between $100 million and $400 million (median revenue $222 million).
In addition, as discussed in detail above in the Executive Summary, we granted retention restricted stock awards to certain of our named executive officers and other members of senior management during fiscal 2013. These retention awards, which were granted effective as of August 15, 2012, were intended to create a greater retention value in light of the significant defense market headwinds facing the industry and Mercury in fiscal 2013. These retention awards to our named executive officers were: Mr. Aslett, 190,000 restricted shares; Mr. Haines, 34,000 restricted shares; and Mr. Thibaud, 80,000 restricted shares. These retention awards are subject to four year time vesting.

Fiscal 2014 Equity Awards
Subsequent to fiscal 2013, we granted annual restricted stock awards to our named executive officers. The fiscal 2014 annual restricted stock awards to our named executive officers were: Mr. Aslett, 122,684 restricted shares; Mr. Bisson, 44,166 restricted shares; Mr. Haines, 44,166 restricted shares; Mr. Speicher, 14,722 restricted shares; and Mr. Thibaud, 73,611 restricted shares. Since these awards occurred during fiscal 2014, they are not reflected in the Outstanding Equity Awards at Fiscal Year-End Table for fiscal 2013 included in this proxy statement. We determined the value of the fiscal 2014 equity awards using compensation market data from our peer group and the Radford Global Technology Survey. For fiscal 2014, the Compensation Committee granted annual equity awards at the Committee’s July 2013 meeting with a fixed dollar value for each individual grant. The number of shares awarded for the annual executive grant effective as of August 15, 2013 for each named executive officer was determined by dividing the dollar value fixed for such executive grant by the average closing price of Mercury’s common stock during the 30 calendar days prior to August 15, 2013.
These equity grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.
Amendment to Fiscal 2012 Equity Awards

In fiscal 2012, the annual restricted stock awards to our named executive officers were split into two equal pieces, with the first half being granted on August 15, 2011 and the second half being granted on February 15, 2012. Our equity granting practice prior to fiscal 2012 (and our current practice), was to grant annual restricted stock awards only on August 15th (or the next business day if August 15th falls on a weekend). Because the vesting of restricted stock triggers an automatic sale in the open market to cover the tax liability on vesting under the default election under our 2005 Plan and our Section 16 officers follow this election, and because such tax sales are not exempt transactions under the Section 16 regulations, our Section 16 officers have been effectively foreclosed from buying our shares on the open market since the February 15th awards started to vest on February 15, 2013. In order to provide our Section 16 officers with the opportunity to purchase our shares on the open market in compliance with the Section 16 regulations, at its July 31, 2013 meeting the Board of Directors approved, and our Section 16 executives subsequently accepted, an amendment to the February 15th grants to extend the vesting date out an additional six months to August 15th of the applicable year. Our Chief Financial Officer, Kevin Bisson, joined the Company in January 2012 and received his new hire restricted stock award on January 16, 2012. At its July 31, 2013 meeting the Board of Directors also amended, and Mr. Bisson subsequently accepted, a seven month extension of the vesting of his restricted stock award such that his new hire award will vest on August 15th of the applicable year. With these amendments, all of the equity awards granted to our Section 16 officers have a vesting date on or about August 15th. A summary of the amendments to our Section 16 officers' restricted stock awards is set forth below.

Name	Number of Shares	Original Vest Date	Amended Vest Date
Mark Aslett	7,500	February 15, 2014	August 15, 2014
	7,500	February 15, 2015	August 15, 2015
	7,500	February 15, 2016	August 15, 2016
Gerald M. Haines II	2,500	February 15, 2014	August 15, 2014
	2,500	February 15, 2015	August 15, 2015
	2,500	February 15, 2016	August 15, 2016
Charles A. Speicher	1,125	February 15, 2014	August 15, 2014
	1,125	February 15, 2015	August 15, 2015
	1,125	February 15, 2016	August 15, 2016
Didier M.C. Thibaud	3,500	February 15, 2014	August 15, 2014
	3,500	February 15, 2015	August 15, 2015
	3,500	February 15, 2016	August 15, 2016
Kevin M. Bisson	15,000	January 16, 2014	August 15, 2014
	15,000	January 16, 2015	August 15, 2015
	15,000	January 16, 2016	August 15, 2016

Employee Benefits
We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: (1) medical, dental, and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; (2) company-paid group life and accident insurance of one times base salary (up to $350,000); (3) employee-paid supplemental group life and accident insurance up to five times base salary (up to $400,000); (4) short- and long-term disability insurance; (5) a qualified 401(k) retirement savings plan with a 50% company match up to 6% of base pay as contributed by the individual to the 401(k) plan (subject to IRS limits on contributions); and (6) an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.
Perquisites and Personal Benefits
We provide our executive officers with up to $2,000 annually for personal tax and financial planning services.
Employment and Severance Agreements
While we do not generally enter into contractual commitments with our executive officers regarding their compensation, we do recognize that there are circumstances in which it is in the best interests of Mercury and our shareholders to do so. In this regard, we have entered into an employment agreement with Mr. Aslett and severance agreements with Messrs. Bisson, Haines, and Thibaud, each as described below. The Compensation Committee consulted with Radford regarding the market parameters of similar compensation arrangements for executive officers in connection with entering into these agreements.
We entered into an employment agreement with Mr. Aslett in connection with his appointment as CEO in November 2007. Given the highly competitive market for executive talent, we believe that it was appropriate to enter into this agreement with Mr. Aslett in order to induce him to join our company. The agreement is intended to provide Mr. Aslett with certainty regarding his compensation so that he can attend to his assigned duties without distraction, while also allowing us flexibility to design a compensation program for Mr. Aslett based on our “pay-for-performance” philosophy. The agreement provides for an 18-month term, with one-year renewal periods. The employment agreement provides that Mr. Aslett will receive an initial annual base salary of $500,000 (subject to annual review by the Board), and that he will be eligible to participate in our annual executive bonus program in an amount determined by the Board. The employment agreement also provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”
We entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. We believe that it was appropriate to enter into this agreement with Mr. Thibaud in order to provide him with certainty regarding his position so that he can attend to his assigned duties without distraction. Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits, outplacement services and relocation expenses of Mr. Thibaud.
In connection with his offer to join the Company, we agreed to provide Mr. Haines with certain severance benefits. Under the terms of the offer letter to Mr. Haines, if we terminate his employment without “cause” or Mr. Haines terminates his employment for “good reason,” then we will pay Mr. Haines a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services.
In connection with his offer to join the Company, we agreed to provide Mr. Bisson with certain severance benefits. Under the terms of the offer letter to Mr. Bisson, if we terminate his employment without “cause” or Mr. Bisson terminates his employment for “good reason,” then we will pay Mr. Bisson a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services.
For more details, please refer to “Agreements with Named Executive Officers.”
Change in Control Severance Agreements
We recognize that Mercury, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of Mercury and our shareholders. Our named executive officers have agreements intended to reinforce and encourage the continued attention of our executives to their assigned duties without distraction and to ensure the continued availability to Mercury of each of our executives in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of Mercury and our shareholders. Provisions of these agreements relating to termination and change in control are summarized under “Potential Payments to Named Executive Officers upon Termination of Employment Following a Change in Control.”
Tax Deductibility of Compensation
Section 162(m) of the Code limits the deduction a public company is permitted for compensation paid to the CEO and to the three most highly compensated executive officers other than the CEO and CFO. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, is non-discretionary, and has been approved by our shareholders. In its deliberations, the Compensation Committee considers ways to maximize deductibility of executive compensation, but, other than as discussed below, retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. During fiscal year 2010, the Compensation Committee adopted, and our shareholders approved, our Annual Executive Bonus Plan—Corporate Financial Performance that is designed to be Section 162(m) compliant. As such, payments under this plan, which are based on the achievement of objective corporate financial targets, should be excluded from the $1,000,000 limitation under Section 162(m). However, for fiscal 2013, since we amended the corporate financial targets during the middle of the fiscal year due to the substantial headwinds facing the U.S. defense industry, the portion of our CEO's compensation under the annual executive bonus program will not be excluded from the 162(m) limitation for fiscal 2013.

How were the executive officers compensated for fiscal 2011, 2012, and 2013?
The following table sets forth all compensation paid to our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” for the last three fiscal years.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Mark Aslett President and Chief Executive Officer	2013	$500,000	$—	$3,003,604	$—	$275,875	$—	$7,500	$3,786,979
	2012	500,000	—	1,000,575	—	278,625	—	10,350	1,789,550
	2011	500,000	—	934,150	—	991,250	—	7,350	2,432,750
Kevin M. Bisson (6) SVP, Chief Financial Officer, and Treasurer	2013	310,000	—	478,249	—	101,696	—	8,573	898,518
	2012	140,692	100,000	801,000	—	53,219	—	3,577	1,098,488
Gerald M. Haines II (7) SVP, Corporate Development, Chief Legal Officer, and Secretary	2013	310,000	—	693,985	—	101,696	—	7,537	1,113,218
	2012	298,462	—	371,950	—	104,223	—	7,613	782,248
	2011	286,654	50,000	657,800	—	345,608	—	4,350	1,344,412
Charles A. Speicher (8) VP, Controller, and Chief Accounting Officer	2013	215,000	—	166,388	—	41,143	—	9,277	431,808
	2012	215,000	—	132,795	—	43,626	—	7,350	398,771
	2011	172,827	—	367,700	—	64,966	—	5,185	610,678
Didier M.C. Thibaud (9) President, Mercury Commercial Electronics	2013	334,649	—	1,446,238	—	101,231	7,163	9,258	1,898,539
	2012	340,361	—	489,990	—	101,324	336	8,800	940,811
	2011	340,778	—	549,500	—	368,745	10,436	8,500	1,277,959

(1)
Mr. Haines received a $50,000 hiring bonus upon the commencement of his employment during fiscal 2011. Mr. Bisson received a $100,000 hiring bonus upon the commencement of his employment during fiscal 2012.

(2)
These columns represent the grant date fair value of stock and stock-based awards in accordance with FASB ASC Topic 718. For fiscal 2013, the restricted stock awards reflected two separate grants: (i) an annual grant; and (ii) a retention grant. See the Compensation Discussion & Analysis section for a discussion of these grants. For fiscal 2011 and 2012, there were no retention grants. The fiscal 2013 annual grants and retention grants for our named executive officers were:

Name	Annual Grant (# of shares)	Retention Grant (# of shares)	Total (# of shares)
Mark Aslett	126,502	190,000	316,502
Kevin M. Bisson	50,395	—	50,395
Gerald M. Haines II	39,128	34,000	73,128
Charles A. Speicher	17,533	—	17,533
Didier M.C. Thibaud	72,396	80,000	152,396

(3)	The aggregate amounts in this column reflect payments under our annual executive bonus program. The table below shows the components of our annual executive bonus program earned for fiscal 2013:

Name	Corporate Financial Performance Bonus	MBR Bonus	Over- Achievement Award	Total Non-Equity Incentive Plan Compensation
Mark Aslett	$160,875	$115,000	$—	$275,875
Kevin M. Bisson	59,846	41,850	—	101,696
Gerald M. Haines II	59,846	41,850	—	101,696
Charles A. Speicher	24,212	16,931	—	41,143
Didier M.C. Thibaud	59,846	41,385	—	101,231

(4) The amounts in this column reflect the aggregate change in the actuarial present value of Mr. Thibaud’s accumulated benefit under the retirement indemnities pension plan for our French national employees. Amounts under the plan are payable in Euros and the amounts listed in the table above have been converted to dollars using the exchange rate in effect at the end of the applicable fiscal year.

(5)	The table below shows the components of this column for fiscal 2013:

Name	401(k) Plan Matching Contribution(a)	Perquisites and Other Personal Benefits(b)	Total All Other Compensation
Mark Aslett	$7,500	$—	$7,500
Kevin M. Bisson	8,573	—	8,573
Gerald M. Haines II	7,537	—	7,537
Charles A. Speicher	7,500	1,777	9,277
Didier M.C. Thibaud	7,500	1,758	9,258

(a)
The amounts in this column represent our matching contributions allocated to each of the named executive officers who participate in our 401(k) retirement savings plan (subject to IRS limits on contributions to the 401(k) plan). All such matching contributions vest based upon the same vesting schedule used for all other employees.

(b)	The amounts in this column include payments we made to or on behalf of the named executive officers for personal tax and financial planning.
(6) Mr. Bisson joined the Company in January 2012.
(7) Mr. Haines joined the Company in July 2010.
(8) Mr. Speicher joined the company in September 2010.
(9) A portion of Mr. Thibaud’s salary in fiscal years 2011, 2012, and 2013 was paid in Euros. The salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. The amounts in the “Non-Equity Incentive Plan Compensation” column were paid in USD.

Grants of Plan-Based Awards
The following table reflects: (i) the grant date fair value of equity awards granted to the named executive officers under the 2005 Plan during fiscal 2013; and (ii) the possible cash amounts that could have been earned under each element (i.e., corporate financial performance, individual MBRs, and over-achievement awards) of our annual executive bonus program for fiscal 2013. The actual payouts for fiscal 2013 under our annual executive bonus program are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
Mark Aslett
Restricted Stock	8/15/2012 (2)				316,502			$3,003,604
Corporate Financial Performance Bonus	(3)	123,750	187,500	281,250	—	—	—	—
MBR Bonus	(4)	—	125,000	125,000	—	—	—	—
Over-Achievement Award	(5)	—	—	500,000	—	—	—	—
Gerald M. Haines II
Restricted Stock	8/15/2012 (2)				73,128			693,985
Corporate Financial Performance Bonus	(3)	46,035	69,750	104,625	—	—	—	—
MBR Bonus	(4)	—	46,500	46,500	—	—	—	—
Over-Achievement Award	(5)	—	—	186,000	—	—	—	—
Kevin M. Bisson
Restricted Stock	8/15/2012 (2)				50,395			478,249
Corporate Financial Performance Bonus	(3)	46,035	69,750	104,625	—	—	—	—
MBR Bonus	(4)	—	46,500	46,500	—	—	—	—
Over-Achievement Award	(5)	—	—	186,000	—	—	—	—
Charles A. Speicher
Restricted Stock	8/15/2012 (2)				17,533			166,388
Corporate Financial Performance Bonus	(3)	18,624	28,219	42,328	—	—	—	—
MBR Bonus	(4)	—	18,813	18,813	—	—	—	—
Over-Achievement Award	(5)	—	—	75,250	—	—	—	—
Didier M.C. Thibaud(6)
Restricted Stock	8/15/2012 (2)				152,396			1,446,238
Corporate Financial Performance Bonus	(3)	46,035	69,750	104,625	—	—	—	—
MBR Bonus	(4)	—	46,500	46,500	—	—	—	—
Over-Achievement Award	(5)	—	—	186,000	—	—	—	—
(1) The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718.
(2) This restricted stock award was granted under the 2005 Plan. The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.
(3) The amounts shown in these rows reflect the possible cash amounts that could have been earned under the corporate financial performance portion of our annual executive bonus program for fiscal 2013 upon achievement of the threshold, target, and maximum performance objectives for that program. Payouts for corporate financial performance for fiscal 2013 were subject to the following payout formula:

Adjusted EBITDA Attained	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than $7.0 million	—%	Below Threshold
$7.0 million	33%	Threshold
Greater than $7.0 million but less than $15.0 million	Proportionate % between 33% and 50%	—
$15.0 million	50%	Target
Greater than $15.0 million but less than $22.0 million	Proportionate % between 50% and 75%	—
$22.0 million	75%	—
Greater than $22.0 million	75%	Maximum
The actual payouts for fiscal 2013 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(4)
The amounts shown in these rows reflect the possible cash amounts that could have been earned under the individual MBR performance portion of our annual executive bonus program for fiscal 2013. The actual payouts for fiscal 2013 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(5)
The amounts shown in these rows reflect the maximum cash amounts that could have been earned under the over-achievement portion of our annual executive bonus program for fiscal 2013. There are no minimum or target payouts under the over-achievement portion of our bonus program, and the over-achievement bonus pool is only funded for fiscal 2013 based on 23.9% of the amount by which actual adjusted EBITDA exceeded budgeted adjusted EBITDA. The actual payouts for fiscal 2013 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(6)
Mr. Thibaud’s threshold, target, and maximum performance targets under our annual executive bonus program for fiscal 2013 were based on a notional annual base salary of $310,000, and payments, if any, would have been made in USD. As explained in note 9 to the Summary Compensation Table, a portion of Mr. Thibaud’s salary is paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud’s target bonus or bonus payments.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”
Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual incentives. The Summary Compensation Table sets forth the base salary for each named executive officer, the value of any stock or option awards, payouts under our annual executive bonus program (in the “Non-Equity Incentive Plan Compensation” column), and all other compensation payable to the named executive officer.
The potential payouts under our annual executive bonus program are set forth in the Grants of Plan-Based Awards Table. The corporate financial performance portion, the individual MBR performance portion, and the over-achievement portion of our annual executive bonus program are shown as separate line items as the threshold, target, and maximum amounts differ. The threshold targets for the corporate financial performance portion of the annual executive bonus program for fiscal 2013 were met, and corporate financial performance bonuses were paid under the terms of the program. For fiscal 2013, actual adjusted EBITDA was below our budgeted adjusted EBITDA target. Accordingly, no overachievement awards were payable for fiscal 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of the last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the closing price ($9.22) of our common stock on the NASDAQ Global Select Market on June 28, 2013, the last trading day of fiscal 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Aslett	200,000	—	(2)	$14.14	11/21/2017	30,000	(3)	$276,600
	94,726	—	(4)	8.26	8/21/2015	42,500	(5)	391,850
	—	—		—	—	28,125	(6)	259,313
	—	—		—	—	22,500	(7)	207,450
	—	—		—	—	316,502	(8)	2,918,148
Kevin M. Bisson	—	—		—	—	45,000	(9)	414,900
	—	—		—	—	50,395	(8)	464,642
Gerald M. Haines II	—	—		—	—	27,500	(10)	253,550
	—	—		—	—	11,250	(6)	103,725
	—	—		—	—	7,500	(7)	69,150
	—	—		—	—	73,128	(8)	674,240
Charles A. Speicher	—	—		—	—	12,500	(11)	115,250
	—	—		—	—	1,250	(12)	11,525
	—	—		—	—	3,375	(6)	31,118
	—	—		—	—	3,375	(7)	31,118
	—	—		—	—	17,533	(8)	161,654
Didier M.C. Thibaud	15,000	—	(13)	19.03	7/28/2013	23,125	(3)	213,213
	20,000	—	(14)	23.46	7/28/2014	25,000	(5)	230,500
	77,000	—	(15)	16.36	6/1/2016	14,250	(6)	131,385
	30.000	—	(16)	13.07	6/5/2017	10,500	(7)	96,810
	31,000	—	(17)	8.62	6/10/2015	152,396	(8)	1,405,091

(1)	All option and stock awards are subject to time-based vesting. Accordingly, there are no unearned option or stock awards outstanding. Securities underlying options are shares of our common stock.

(2)
These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (November 21, 2007), contingent in each case on the executive remaining an employee as of each such date.

(3)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 17, 2009), contingent in each case on the executive remaining an employee as of each such date.

(4)
These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (August 21, 2008), contingent in each case on the executive remaining an employee as of each such date.

(5)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 16, 2010), contingent in each case on the executive remaining an employee as of each such date.

(6)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 15, 2011), contingent in each case on the executive remaining an employee as of each such date.

(7)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (February 15, 2012), contingent in each case on the executive remaining an employee as of each such date.

(8)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 15, 2012), contingent in each case on the executive remaining an employee as of each such date.

(9)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (January 16, 2012), contingent in each case on the executive remaining an employee as of each such date.

(10)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (July 15, 2010), contingent in each case on the executive remaining an employee as of each such date.

(11)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (September 15, 2010), contingent in each case on the executive remaining an employee as of each such date.

(12)
These shares awards vest in four equal installments on each of the first four anniversaries of the grant date (May 16, 2011), contingent in each case on the executive remaining an employee as of each such date.

(13)
These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (July 28, 2003), contingent in each case on the executive remaining an employee as of each such date.

(14)
These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (July 28, 2004), contingent in each case on the executive remaining an employee as of each such date.

(15)	These stock option awards vest in full on the third anniversary of the grant date (June 1, 2006), contingent in each case on the executive remaining an employee as of such date.

(16)
These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining an employee as of each such date.

(17)
These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (June 10, 2008), contingent in each case on the executive remaining an employee as of each such date.

Options Exercised and Stock Vested
The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise. This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the NASDAQ Global Select Market on such date.
Option Exercises and Stock Vested—Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	—	$—	68,125	$645,769
Kevin M. Bisson	—	—	15,000	118,800
Gerald M. Haines II.	—	—	20,000	227,025
Charles A. Speicher	—	—	9,125	89,686
Didier M.C. Thibaud	—	—	43,875	420,091
Pension Benefits
The following table shows the actuarial present value of the pension benefit for the named executive officers as of June 30, 2013, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal 2013. The retirement indemnities pension plan covers eligible French national employees as required by French law. During fiscal 2013, Mr. Thibaud was the only named executive officer to participate in the plan.
Pension Benefits—Fiscal 2013

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Fiscal 2013
Didier M.C. Thibaud	Retirement Indemnities Pension Plan	15.9	$63,764	$—

(1)
The actuarial present value of Mr. Thibaud’s pension benefit as of June 30, 2013, is calculated in Euros. The dollar amount set forth above reflects the exchange rate at June 28, 2013. The actuarial present value assumes a 2.6% discount rate and an age of retirement of 63 years.

Potential Payments upon Termination of Employment or Change in Control
Potential Payments to Mr. Aslett upon Termination of Employment
In connection with his appointment as President and Chief Executive Officer in 2007, we entered into an employment agreement with Mr. Aslett, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Aslett’s employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”

“Cause” is defined in the employment agreement to include: (1) conduct constituting a material act of willful misconduct in connection with the performance of Mr. Aslett’s duties, including, without limitation, misappropriation of funds or property of Mercury; (2) conviction of, or plea of “guilty” or “no contest” to, any felony or any conduct by Mr. Aslett that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful, and deliberate non-performance by Mr. Aslett of his duties under the agreement which continues for 30 days following notice; (4) breach by Mr. Aslett of certain non-competition and non-disclosure covenants; (5) a violation by Mr. Aslett of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (1), (3), and (6), no act, or failure to act, on Mr. Aslett’s part will be deemed “willful” unless done, or omitted to be done, by him without reasonable belief that his act or failure to act, was in the best interest of Mercury.
“Good Reason” is defined in the employment agreement to include: (1) a material diminution in Mr. Aslett’s responsibilities, authority, or duties; (2) a material diminution in Mr. Aslett’s base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; (3) a material change in the geographic location at which Mr. Aslett provides services to Mercury; or (4) the material breach of the agreement by us. To terminate his employment for “good reason,” Mr. Aslett must follow a specified process described in the employment agreement.
Upon the termination of Mr. Aslett’s employment by us without “cause” or by him for “good reason,” Mr. Aslett will be entitled to receive an amount equal to the sum of his base salary and target bonus under our annual executive bonus program, payable over a 12-month period. In addition, Mr. Aslett is entitled to continue to participate in our group health, dental, and vision program for 18 months.
The following chart illustrates the benefits that would have been received by Mr. Aslett under his employment agreement on June 30, 2013 had his employment been terminated by us without “cause” or voluntarily terminated by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Aslett upon the occurrence of such events, which amounts would only be known at the time that Mr. Aslett became entitled to such benefits.

	Cash Severance (1)	Health Benefits (2)	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$1,000,000	$23,061	$1,023,061

(1)	This amount represents the aggregate amount of Mr. Aslett’s annual base salary and target bonus under our annual executive bonus program for fiscal 2013.

(2)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Aslett as of June 30, 2013, and the costs associated with such coverage on that date.

Potential Payments to Mr. Thibaud upon Termination of Employment
We also entered into a severance agreement with Mr. Thibaud in fiscal year 2008 in connection with his relocation to the United States, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Thibaud’s agreement provides for termination and severance benefits in the case of a termination of Mr. Thibaud’s employment by us without “cause” or by Mr. Thibaud for “good reason.”
“Cause” is defined in the agreement to include: (1) the willful and continued failure by Mr. Thibaud to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Thibaud by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Thibaud in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily or otherwise. No act, or failure to act, on Mr. Thibaud’s part will be deemed “willful” unless committed or omitted by Mr. Thibaud in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.
“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Thibaud’s responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Thibaud’s annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Thibaud provides services to Mercury. To terminate his employment for “good reason,” Mr. Thibaud must follow a specified process described in the agreement.
Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary, payable over a 12-month period. In such event, we also will pay for certain insurance benefits, outplacement services, and relocation expenses of Mr. Thibaud. In addition, Mr. Thibaud will be entitled to receive a tax “gross-up” payment with respect to the reimbursement of his relocation expenses, such that the net amount retained by Mr. Thibaud, after deduction of applicable taxes on the reimbursed costs and the gross-up payment, would be equal to the reimbursed costs.
The following chart illustrates the benefits that would have been received by Mr. Thibaud under his agreement on June 30, 2013 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Thibaud upon the occurrence of such events, which amounts would only be known at the time that Mr. Thibaud became entitled to such benefits.

	Cash Severance	Health Benefits (1)	Outplacement Services	Reimbursement of Relocation Expenses (2)	Tax Gross-Up	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$310,000	$11,477	$30,000	$80,123	$49,004	$480,604

(1)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Thibaud as of June 30, 2013, and the costs associated with such coverage on that date.

(2)	This amount has been estimated based on the relocation expenses reimbursed by us during fiscal years 2008 and 2009 upon Mr. Thibaud’s relocation from France to the United States.
Potential Payments to Mr. Haines upon Termination of Employment
In connection with his joining the Company in 2010, we agreed to provide certain severance benefits to Mr. Haines, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Haines’ agreement provides for termination and severance benefits in the case of a termination of Mr. Haines’ employment by us without “cause” or by Mr. Haines for “good reason.”
“Cause” is defined to include: (1) the willful and continued failure by Mr. Haines to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Haines by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Haines in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily, or otherwise. No act, or failure to act, on Mr. Haines’ part will be deemed “willful” unless committed or omitted by Mr. Haines in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.
“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Haines’ responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Haines’ annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Haines provides services to Mercury.
Under the agreement, if we terminate Mr. Haines’ employment without “cause” or Mr. Haines terminates his employment for “good reason,” then we will pay Mr. Haines a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits and outplacement services.
The following chart illustrates the benefits that would have been received by Mr. Haines under his agreement on June 30, 2013 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Haines upon the occurrence of such events, which amounts would only be known at the time that Mr. Haines became entitled to such benefits.

	Cash Severance	Health Benefits (1)	Outplacement Services	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$310,000	$17,138	$30,000	$357,138

(1)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Haines as of June 30, 2013, and the costs associated with such coverage on that date.
Potential Payments to Mr. Bisson upon Termination of Employment
In connection with his joining the Company in 2012, we agreed to provide certain severance benefits to Mr. Bisson, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Bisson’s agreement provides for termination and severance benefits in the case of a termination of Mr. Bisson’s employment by us without “cause” or by Mr. Bisson for “good reason.”
“Cause” is defined to include: (1) the willful and continued failure by Mr. Bisson to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Bisson by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Bisson in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily, or otherwise. No act, or failure to act, on Mr. Bisson’s part will be deemed “willful” unless committed or omitted by Mr. Bisson in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.
“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Bisson’s responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Bisson’s annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Bisson provides services to Mercury.
Under the agreement, if we terminate Mr. Bisson’s employment without “cause” or Mr. Bisson terminates his employment for “good reason,” then we will pay Mr. Bisson a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits and outplacement services.
The following chart illustrates the benefits that would have been received by Mr. Bisson under his agreement on June 30, 2013 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Bisson upon the occurrence of such events, which amounts would only be known at the time that Mr. Bisson became entitled to such benefits.

	Cash Severance	Health Benefits (1)	Outplacement Services	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$310,000	$17,138	$30,000	$357,138

(1)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Bisson as of June 30, 2013, and the costs associated with such coverage on that date.
Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control
We have entered into change in control severance agreements with our CEO and certain of our other executive officers. For fiscal 2013, we had such agreements in effect with the following named executive officers: Mr. Aslett; Mr. Bisson; Mr. Haines; and Mr. Thibaud. At its meeting in July 2013, the Compensation Committee approved a change in control severance agreement for Mr. Speicher which went into effect in fiscal 2014.
A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 30% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.
The Compensation Committee worked with Radford as compensation consultant to provide market data and analysis of market practices for such agreements in the period of time since Mercury’s prior forms of such agreements were adopted.
Chief Executive Officer
The CEO is entitled to severance benefits if, within 24 months after a change in control of Mercury (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), the CEO’s employment is terminated (1) by us other than for “cause” or disability or (2) by the CEO for “good reason.” “Cause” is defined in the agreement to include the CEO’s willful failure to perform his duties, conviction of the executive for a felony, and the CEO’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in the agreement to include an adverse change in the CEO’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the CEO’s participation in existing or at least equivalent health and benefit plans, and a significant relocation of the CEO’s principal office.
Severance benefits under the agreement include the following, in addition to the payment of any earned or accrued but unpaid compensation for services previously rendered:

•	a lump sum cash payment equal to two times (2x) the sum of the CEO’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the CEO with health and dental insurance up to 24 months following such termination on the same basis as though the CEO had remained an active employee.

•
In addition, if the CEO’s employment is terminated within 24 months after a change in control (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the CEO releasing all claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the CEO is party to an employment agreement with Mercury providing for change in control payments or benefits, the CEO will receive the benefits payable under this agreement and not under the employment agreement.
The agreement provides for a reduction of payments and benefits payable under the agreement to a level where the CEO would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the CEO in a better after-tax position than if the payments and benefits were paid in full. In addition, the agreement provides for the payment by Mercury of the CEO’s legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreement continues in effect through June 30, 2014, subject to automatic one-year extensions thereafter unless notice is given of our or the CEO’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 24 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and the CEO may terminate the CEO’s employment at any time.
Non-CEO Executives
The executive is entitled to severance benefits if, within 18 months after a change in control of Mercury (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), the executive’s employment is terminated (1) by us other than for “cause” or disability or (2) by the executive for “good reason.” “Cause” is defined in each agreement to include the executive’s willful failure to perform his duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in existing or at least equivalent health and benefit plans, and a significant relocation of the executive’s principal office.
Severance benefits under each agreement include the following, in addition to the payment of any earned or accrued compensation for services previously rendered:

•
a lump sum cash payment equal to one and one-half times (1.5x) the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

•
In addition, if the executive’s employment is terminated within 18 months after a change in control (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the executive releasing all claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive will receive the benefits payable under this agreement and not under the employment agreement.
Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreements continue in effect through June 30, 2014, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 18 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time.
The following table sets forth an estimate of the aggregate severance benefits for each of our named executive officers assuming the triggering event occurred on June 30, 2013, all pursuant to the terms of each executive’s change in control severance agreement as described above:

Name (1)	Salary/Bonus Lump Sum	Stock Option Acceleration (2)	Restricted Stock Acceleration (3)	Outplacement Services (4)	Health Benefits (5)	Total
Mark Aslett	$2,000,000	$—	$4,053,361	$45,000	$30,748	$6,129,109
Kevin M. Bisson	744,000	—	879,542	45,000	25,707	1,694,249
Gerald M. Haines II	744,000	—	1,100,665	45,000	25,707	1,915,372
Didier M.C. Thibaud	744,000	—	2,076,999	45,000	16,637	2,882,636

(1)
At its meeting in July 2013, the Compensation Committee approved a change in control severance agreement for Mr. Speicher. Mr. Speicher's agreement is in the form of the non-CEO CIC agreements summarized above. Since Mr. Speicher's agreement only became effective in fiscal 2014, it is not reflected in the table above.

(2)
The amounts shown in this column represent the difference between the closing price of our common stock on the NASDAQ Global Select Market on June 28, 2013 ($9.22) and the exercise price of any in-the-money unvested stock option which would have become exercisable upon the occurrence of a change in control, multiplied in each case by the number of shares subject to such option. At June 30, 2013, none of our named executive officers had any unvested stock options.

(3)
The amounts shown in this column represent the closing price of our common stock on the NASDAQ Global Select Market on June 28, 2013 ($9.22) multiplied by the number of restricted shares that would have vested upon the occurrence of a change in control.

(4)	This amount represents the maximum amount of outplacement services to which the executive is entitled under the agreement.

(5)
The value of health and dental insurance benefits is based on the type of coverage we carried for the named executive officer as of June 30, 2013 and the costs associated with such coverage on such date.

Agreements with Named Executive Officers
Employment Agreement with Mr. Aslett
On November 19, 2007, we entered into an employment agreement with Mr. Aslett. The agreement provides for an 18-month term, but will automatically renew for additional one-year periods unless an advance notice of non-renewal is provided by either party to the other at least 180 days prior to the expiration of the then-current term.

Under the employment agreement, Mr. Aslett’s annual base salary will be $500,000, subject to annual review by the Board in our first fiscal quarter. On September 14, 2009, we amended Mr. Aslett’s employment agreement to reflect that we terminated the Long Term Incentive Plan and that he is entitled to participate in our annual executive bonus program in an amount determined by the Board in accordance with the terms of the program.
The employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Aslett upon Termination of Employment.”
Severance Agreement with Mr. Thibaud
On March 27, 2008, we entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. Under the agreement, Mr. Thibaud is entitled to certain termination and severance benefits if at any time prior to July 1, 2013, we terminate his employment without “cause” or Mr. Thibaud terminates his employment for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Thibaud upon Termination of Employment.”
Severance Agreement with Mr. Bisson
In connection with his offer to join the Company, we agreed to provide Mr. Bisson with certain severance benefits. Under the terms of the offer letter to Mr. Bisson, if we terminate his employment without “cause” or Mr. Bisson terminates his employment for “good reason,” then we will pay Mr. Bisson a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Bisson upon Termination of Employment.”
Severance Agreement with Mr. Haines
In connection with his offer to join the Company, we agreed to provide Mr. Haines with certain severance benefits. Under the terms of the offer letter to Mr. Haines, if we terminate his employment without “cause” or Mr. Haines terminates his employment for “good reason,” then we will pay Mr. Haines a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Haines upon Termination of Employment.”
Change-in-Control Agreements
We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control.”

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Mercury’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2013.
By the Compensation Committee of the Board of
Directors of Mercury Systems, Inc.
Michael A. Daniels, Chairman
George W. Chamillard
George K. Muellner

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee of the Board of Directors of Mercury with respect to Mercury’s audited financial statements for the fiscal year ended June 30, 2013. Management is responsible for Mercury’s internal controls and financial reporting. Mercury’s independent registered public accounting firm is responsible for performing an audit of Mercury’s financial statements, expressing an opinion as to their conformity with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.
The Audit Committee reviewed Mercury’s audited financial statements for the fiscal year ended June 30, 2013, and discussed these financial statements with Mercury’s management. Management represented to the Audit Committee that Mercury’s financial statements had been prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with Mercury’s independent registered public accounting firm. That Statement requires the independent registered public accounting firm to ensure that the Audit Committee received information regarding the scope and results of the audit. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has discussed with the independent registered public accounting firm its independence.
Based on its review and the discussions with management and the independent registered public accounting firm described above, and its review of the information provided by management and the independent registered public accounting firm, the Audit Committee recommended to Mercury’s Board that the audited financial statements be included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2013.
By the Audit Committee of the Board of
Directors of Mercury Systems, Inc.
William K. O’Brien, Chairman
James K. Bass
Lee C. Steele

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit Mercury’s consolidated financial statements for the fiscal year ending June 30, 2014. KPMG served as our independent registered public accounting firm for the fiscal years ended June 30, 2013 and 2012. A representative of KPMG is expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.
What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?
The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 30, 2013 and 2012 were as follows:

	Fiscal 2013	Fiscal 2012
Audit	$1,211,000	$997,570
Audit-Related	12,000	4,000
Tax	280,000	109,000
All Other	—	260,000
	$1,503,000	$1,370,570
Audit fees for fiscal years 2013 and 2012 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the financial statements included in each of our quarterly reports on Form 10-Q.
Audit-related fees for fiscal years 2013 and 2012 were for consents relating to registration statements in each fiscal year.
Tax fees for fiscal years 2013 and 2012 were for tax return preparation and related consulting, as well as miscellaneous tax advice regarding state income tax filings and potential business reorganizations. For fiscal 2013, tax fees also included preparation and filing of state tax returns and negotiation of voluntary disclosure agreements related to acquired businesses in certain jurisdictions in which such businesses had a state tax nexus but previously failed to file state tax returns.
All other fees for fiscal 2012 were for professional services related to the acquisitions of KOR Electronics and Micronetics, Inc.
What is the Audit Committee’s pre-approval policy?
The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.
In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $50,000, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting. In addition, the Audit Committee has pre-approved the payment to KPMG of fees in an aggregate amount of up to $25,000 per quarter for general services, including without limitation audit and allowable non audit, tax consulting, and M&A transactional services.  This pre-approval is for small projects needing quick reaction and judged by management not to raise any independence issues with KPMG. Management is required to present the projects and fees in detail at the next Audit Committee meeting.
The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2013, George W. Chamillard, Michael A. Daniels, and George K. Muellner served on the Compensation Committee for the entire fiscal year. No member of the committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2013, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were complied with.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING
Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury’s proxy statement relating to the 2014 annual meeting of shareholders must be received at our principal executive offices on or before May 5, 2014. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2014 annual meeting, notice of them, whether or not they are included in Mercury’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Secretary no earlier than May 26, 2014 and no later than June 25, 2014. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS
We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K
You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2013 (without exhibits) without charge by writing to: Investor Relations, Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.

By Order of the Board of Directors

GERALD M. HAINES II
Secretary
Chelmsford, Massachusetts
August 30, 2013

Appendix A

MERCURY SYSTEMS, INC.
EXECUTIVE BONUS PLAN - CORPORATE FINANCIAL PERFORMANCE

SECTION 1
BACKGROUND, PURPOSE, AND DURATION
1.1     Effective Date.  The Plan is effective as of July 31, 2013, subject to ratification by an affirmative vote of a majority of the Shares cast on the matter at the 2013 Annual Meeting of Shareholders of the Company.
1.2    Purpose of the Plan.  The Plan is intended to increase shareholder value and the success of the Company by motivating Participants to (a) perform to the best of their abilities, and (b) achieve the Company's financial objectives. The Plan's goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement and over-achievement of goals relating to the financial performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
“Actual Bonus” means, as to any Performance Period, the actual bonus (if any) payable to a Participant for the Performance Period pursuant to Section 4.3(a). Each Actual Bonus is determined by the Payout Formula for the Performance Period, subject to the Committee's authority under Section 3.5 to eliminate or reduce the bonus otherwise determined by the Payout Formula.
“Affiliate” means any corporation or other entity controlled by the Company.
“Banked Portion” means a percentage of each Over-Achievement Award to be determined by the Committee prior to the Determination Date. The Banked Portion shall be paid on a delayed, multi-year basis following the Performance Period during which such portion was earned as provided in Section 4.3(b).
“Board” means the Board of Directors of the Company.
“Cash Position” means the Company's level of cash and cash equivalents as of a specified date, determined in accordance with generally accepted accounting principles.
“Cause” means (a) the willful and continued failure by the Participant (other than any such failure resulting from (i) the Participant's incapacity due to physical or mental illness, (ii) any such actual or anticipated failure after the issuance of a notice of termination by the Participant for Good Reason, or (iii) the Company's active or passive obstruction of the performance of the Participant's duties and responsibilities) to perform substantially the duties and responsibilities of the Participant's position with the Company after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed such duties or responsibilities, (b) the conviction of the Participant by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony, or (c) the willful engaging by the Participant in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Participant's part shall be deemed “willful” unless committed or omitted by the Participant in bad faith and without a reasonable belief that the Participant's act or failure to act was in, or not opposed to, the best interest of the Company.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means the Compensation Committee of the Board or any successor committee to the Compensation Committee.
“Company” means Mercury Systems, Inc., a Massachusetts corporation, or any successor thereto.

“Controllable Profits” means, as to any Performance Period, a business unit's Revenue minus one or more of the following to the extent deemed appropriate by the Committee prior to the Determination Date: (a) cost of sales; (b) research, development, and engineering expense; (c) marketing and sales expense; (d) general and administrative expense; (e) extended receivables expense; and (f) shipping requirement deviation expense for such business unit, in each case determined in accordance with generally accepted accounting principles.
“Current Portion” means a percentage of each Over-Achievement Award to be determined by the Committee prior to the Determination Date. The Current Portion shall be paid on a current basis following the Performance Period during which such portion was earned in accordance with Section 4.3(b).
“Days Sales Outstanding” means, as to any Performance Period, the average number of days that the Company or a business unit takes to collect revenue after a sale has been made, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Determination Date” means the 90th day of a Performance Period (or within the first 25 percent of the Performance Period if the Performance Period is less than one year).
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Committee, in its sole discretion, may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Company from time to time.
“Earnings Per Share” means, as to any Performance Period, the Company's Net Income, divided by a weighted average number of the combination of (a) common shares outstanding, and (b) dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“EBITDA” means, as to any Performance Period, the Company's or a business unit's earnings before interest, taxes, depreciation, and amortization determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Employee” means any employee of the Company or an Affiliate, whether such employee is so employed at the time that the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
“Free Cash Flow” means, as to any Performance Period, the Company's or a business unit's operating cash flows less capital expenditures determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Good Reason” for termination by the Participant of the Participant's employment means the Participant has complied with the Good Reason Process following the occurrence (without the Participant's express written consent) of any one of the following events:
a.    a material adverse change in the Participant's status or position with the Company, including without limitation any adverse change in the Participant's status or position as a result of a material diminution of the Participant's duties or responsibilities, or the assignment to the Participant of any duties or responsibilities which are inconsistent with such status or position, or any removal of the Participant from, or any failure to reappoint or reelect the Participant to, such position;
b.    a material reduction in the Participant's base salary; or
c.    the Company requiring the Participant to be based at an office that is greater than fifty (50) miles from where the Participant's office is currently located, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations that the Participant undertook on behalf of the Company prior to such change in office location.
If the Participant has a change-in-control agreement with the Company, Good Reason shall have the meaning assigned to such term in the change-in-control agreement.
“Good Reason Process” shall mean that (a) the Participant reasonably determines in good faith that a “Good Reason” event has occurred; (b) the Participant notifies the Company in writing of the first occurrence of the Good Reason event within sixty (60) days of the first occurrence of such event; (c) the Participant cooperates in good faith with the Company's efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the event; (d) notwithstanding such efforts, the Good Reason event continues to exist; and (e) the Participant terminates his or her employment within sixty (60)

days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.
“Inventory Reduction” means, as to any Performance Period, the reduction to the Company's or a business unit's inventory during the Performance Period, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any significant items shall be included or excluded from such calculation with respect to one or more Participants.
“Net Income” means, as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any significant items shall be included or excluded from such calculation with respect to one or more Participants.
“New Orders” means, as to any Performance Period, the firm orders for a system, product, part, or service, which are being recorded for the first time as defined in the Company's order-recognition policies and procedures.
“Operating Cash Flow” means the Company's or a business unit's sum of Net Income, plus depreciation and amortization, less capital expenditures, plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product-warranty costs, advance payments from customers, and long-term accrued expenses, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Operating Income” means the Company's or a business unit's income from operations, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Over-Achievement Award” means for any Participant, an amount equal to the result of (a) the Participant's Target Over-Achievement Award multiplied by (b) the Over-Achievement Award Pool established for a Performance Period. Notwithstanding the foregoing sentence, each Over-Achievement Award is subject to a cap of one-hundred percent (100%) of the sum of (x) the Participant's Target Bonus under this Plan (i.e., the corporate performance bonus) plus (y) the Participant's target bonus for management-by-results performance (i.e., the MBR bonus) under the Company's plan titled “Executive Bonus Plan - Individual Performance” (the “Individual Performance Plan”). Each Over-Achievement Award shall consist of a Current Portion and a Banked Portion.
An example of the calculation of a Participant's Over-Achievement Award is as follows. Assume that the Participant's Target Over-Achievement Award is 6.67% of the Over-Achievement Award Pool and that the Over-Achievement Award Pool is $1,500,000. Further assume that the Participant's Target Bonus under this Plan is $75,000 and the Participant's target bonus under the Individual Performance Plan is $25,000 for a total target bonus of $100,000. The Over-Achievement Award would be calculated as follows: (a) 6.67% multiplied by (b) $1,500,000 equals $100,500. In this example, the Participant's Over-Achievement Award is $100,000 since the calculated Over-Achievement Award ($100,500) exceeds the cap ($100,000) by $500.
“Over-Achievement Award Pool” means the incentive pool established pursuant to Section 3.4.
“Participant” means, as to any Performance Period, an Employee who has been approved by the Committee for participation in the Plan for that Performance Period.
“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee in order to determine the Actual Bonuses (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant. The formula or matrix may contain adjustments to account for acquisitions during the Performance Period, provided that such adjustments shall be set forth in writing in a manner that would enable a third-party having knowledge of the relevant facts to apply such adjustments to calculate the payout of any Participant.
“Performance Goals” means the goals (or combined goals) approved by the Committee to be applicable to a Participant for a Target Bonus for a Performance Period. As approved by the Committee, the Performance Goals for any Target Bonus applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position; (b) Controllable Profits; (c) Days Sales Outstanding; (d) Earnings Per Share; (e) EBITDA; (f) Free Cash Flow; (g) Inventory Reduction; (h) Net Income; (i) New Orders; (j) Operating Cash Flow; (k) Operating Income; (l) Return on Assets; (m) Return on Equity; (n) Return on Sales; (o) Revenue; and (p) Total Shareholder Return. Performance Goals may differ from Participant to Participant, from Performance Period to Performance Period, and from bonus to bonus. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including without limitation by the passage of time and/or against another company or companies), (c) on a per-share basis, (d) against the performance of the Company as a whole or a segment of the Company, (e) on a pre-tax or after-tax basis, and/or (f) on a GAAP or non-GAAP basis. Prior to the Determination Date, the Committee shall determine whether any elements shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant.
“Performance Period” means any calendar month, fiscal quarter, fiscal half year, fiscal year, or multi-fiscal year period, or any combination of such periods, for which a Target Bonus has been set. The “fiscal year” is the Company's fiscal year. A Performance Period shall be set for each Target Bonus and Target Over-Achievement Award.
“Plan” means the Mercury Systems, Inc. Executive Bonus Plan - Corporate Financial Performance, as set forth in this instrument and as hereafter amended from time to time.
“Planned Retirement” shall be deemed the reason for the Termination of Employment by the Participant of the Participant's employment if such employment is terminated pursuant to mutual agreement between the Participant and the Company in connection with the Participant's retirement on or after attaining the minimum age, completing the minimum number of years of service, and satisfying all other conditions specified for retirement status under the Company's retirement policy statement effective October 25, 2002 (or any successor policy thereto).
“Return on Assets” means the percentage equal to the Company's or a business unit's Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Return on Equity” means the percentage equal to the Company's Net Income divided by average shareholder's equity, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Return on Sales” means the percentage equal to the Company's or a business unit's Operating Income before incentive compensation, divided by the Company's or the business unit's, as applicable, Revenue, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Revenue” means, as to any Performance Period, the Company's or a business unit's revenues for the Performance Period, determined in accordance with generally accepted accounting principles, provided, however, that prior to the Determination Date, the Committee shall determine whether any items shall be excluded or included from such calculation with respect to one or more Participants.
“Shares” means shares of the Company's common stock.
“Target Bonus” means the target bonus payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Participant's base salary, as determined by the Committee.
“Target Over-Achievement Award” means the target over-achievement award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Over-Achievement Award Pool, as determined by the Committee prior to the Determination Date.
“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including without limitation a termination by resignation, discharge, death, Disability, Planned Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
“Total Shareholder Return” means the total return (change in Share price plus reinvestment of any dividends) of a Share.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS AND BONUSES
3.1    Selection of Participants.  The Committee shall select Employees who shall be Participants for any Performance Period. The Committee also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan shall be determined by the Committee on a Performance-Period-by-Performance-Period basis. Accordingly, an Employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2    Determination of Performance Goals for Target Bonus.  On or prior to the Determination Date, the Committee shall approve (a) the Performance Goals with respect to the Target Bonus for all eligible Participants for the

Performance Period, (b) a Target Bonus for each Participant, and (c) a Payout Formula or Formulae for purposes of determining the Actual Bonus (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, or (c) provide for the payment of all or a portion of a Participant's Target Bonus, depending upon the extent to which actual performance meets or falls below the Performance Goals.
3.3    Over-Achievement Award Pool.
a.    No later than the Determination Date, the Committee shall establish in writing the budgeted adjusted EBITDA for the Performance Period and the formula for determining the size of the Over-Achievement Award Pool for such Performance Period. The size of the Over-Achievement Award Pool shall be determined by reference to the amount of the actual adjusted EBITDA for the Performance Period in excess of the budgeted adjusted EBITDA for such Performance Period. The Committee may include adjusted EBITDA from acquisitions completed during the Performance Period in the adjusted EBITDA for such Performance Period only if the following criteria are satisfied: (a) the acquisition is in line with the Company's core business strategy as determined by the Board in its sole discretion; (b) the Company must satisfy its organic Revenue target for the Performance Period without including Revenue derived from the acquisition; and (c) the acquisition must be accretive to the Company's adjusted EBITDA for the Performance Period. If the adjusted EBITDA for a Performance Period includes adjusted EBITDA derived from an acquisition, such adjusted EBITDA may not exclude fees and other expenses, including without limitation financing, accounting, legal, and other fees incurred in connection with the acquisition during the related Performance Period, that would be included in such adjusted EBITDA under generally accepted accounting principles.
b.    The Committee shall grant in writing to each Participant a Target Over-Achievement Award representing a percentage of the Over-Achievement Award Pool to be established for such Performance Period. In no event shall Target Over-Achievement Awards for any Performance Period represent more than one-hundred percent (100%) of the Over-Achievement Award Pool for such Performance Period.
3.4    Determination of Over-Achievement Award Pool and Over-Achievement Awards.  After the end of each Performance Period, the Committee shall certify in writing the extent to which the adjusted EBITDA for such Performance Period exceeds the budgeted adjusted EBITDA for such Performance Period, shall establish the Over-Achievement Award Pool, if any, based on the formula established pursuant to Section 3.3(a) and determine each Participant's Over-Achievement Award. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Over-Achievement Award payable to any Participant and (b) eliminate or reduce the size of the Over-Achievement Award Pool.
3.5     Determination of Actual Bonuses. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each participant for the Performance Period were achieved. The Actual Bonus for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Bonus payable to any Participant below that which otherwise would be payable under the Payout Formula, including discretion that is exercised through the establishment of additional objective goals.
3.6     Maximum Payment. In no event shall payment to any individual Participant under the Plan with respect to any Performance Period exceed $2,000,000.
SECTION 4
PAYMENT OF AWARDS AND BONUSES
4.1    Right to Receive Payment.  Each Over-Achievement Award and Actual Bonus that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Over-Achievement Award or Actual Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2    Form of Payment. Each payment under the Plan shall be in cash.
4.3    Timing of Payments.
a.    Payment of each Actual Bonus shall be made as soon as administratively practical but in no event later than seventy-five (75) days following the end of the applicable Performance Period.
b.    Payment of each Over-Achievement Award shall be as follows: (i) the Current Portion shall be paid in no event later than seventy-five (75) days following the end of the applicable Performance Period; and (ii) the Banked Portion shall be paid in three equal payments, a single payment to be made within seventy-five (75) days of the end of the Company's fiscal year during each of the second, third, and fourth fiscal years following the end of the Performance Period during which such portion was earned.
4.4    Employment at Time of Payment. Unless otherwise set forth herein or determined by the Committee, a Participant must be employed on the date an Over-Achievement Award or Actual Bonus is to be paid.
4.5    Proration. The Committee has the discretion to pro rate awards if a Participant's employment with the Company is terminated prior to the end of the Performance Period or if a Participant is employed by the Company for less than the entire Performance Period.
4.6    Termination due to Death, Disability, Planned Retirement, Termination without Cause, and Resignation for Good Reason. In the event of a Participant's (a) death, (b) Disability, (c) Planned Retirement, (d) termination without Cause, or (e) resignation for Good Reason, the Participant shall be entitled to a prorated portion of his or her Over-Achievement Award (Current Portion and Banked Portion) and Actual Bonus for the current Performance Period, subject to satisfaction of the applicable Performance Goals and establishment of the Over-Achievement Award Pool, if any, based on the number of days worked during the current Performance Period prior to the Termination of Employment. In addition, each such Participant shall be entitled to receive any Over-Achievement Awards and Actual Bonus earned for a prior Performance Period, to the extent not paid, including the Banked Portions of any Over-Achievement Awards. Such payments shall be made as soon as administratively practicable and in no event later than seventy-five (75) days following the end of the Performance Period in which the Termination of Employment occurred.
4.7    Section 409A. Notwithstanding anything in this Plan to the contrary, to the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant's Termination of Employment, then such payments or benefits shall be payable only upon the Participant's “Separation from Service.” The term “Separation from Service” shall mean the Participant's “separation from service” from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If the Participant is considered a “specified employee,” within the meaning of Section 409A of the Code and amounts payable under this Plan are considered deferred compensation subject to Section 409A of the Code, no payments will be paid during the six-month period following the Participant's Separation from Service.
SECTION 5
ADMINISTRATION
5.1    Committee is the Administrator.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
5.2    Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions; provided, however, that any determinations regarding the participation of the Company's Chief Executive Officer in the Plan, and any awards or payments to such Chief Executive Officer under the Plan, shall be ratified by a majority of the independent directors on the Board who also qualify as “outside directors” under Section 162(m) of the Code. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including without limitation the power to (a) select Employees who shall be granted awards and bonuses, (b) review and approve the terms and conditions of awards and bonuses, (c) interpret the Plan and the awards and bonuses, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation, and application of the Plan as are consistent therewith, and (f) interpret, amend, or revoke any such rules.
5.3    Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4    Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company, provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6
GENERAL PROVISIONS
6.1    Tax Withholding.  The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Over-Achievement Award and Actual Bonus, including any federal, state, and local taxes (including without limitation the Participant's FICA obligations).
6.2    No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant's employment or service at any time, with or without Cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual's employment with or without Cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3    Participation.  No Employee shall have the right to be selected to receive an award or bonus under this Plan, or, having been so selected, to be selected to receive a future award or bonus.
6.4    Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award or bonus, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.5    Successors.  All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
6.6    Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award or bonus shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.
6.7    Nontransferability of Awards and Bonuses.  No award or bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
SECTION 7
AMENDMENT, TERMINATION, AND DURATION
7.1    Amendment, Suspension, or Termination.  The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Over-Achievement Award or Target Bonus theretofore granted to such Participant or Over-Achievement Award (Current Portion and Banked Portion) or Actual Bonus earned by such Participant. During any period of suspension or after termination of the Plan, no award or bonus may be granted.
7.2    Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee's right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8
LEGAL CONSTRUCTION
8.1    Section 162(m) Conditions; Bifurcation of Plan.  It is the intent of the Company that the Plan and the awards and bonuses under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code, satisfy any applicable requirements of Section 162(m) of the Code. Any provision, application, or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to Participants whose compensation is subject to Section 162(m) of the Code.
8.2    Language Conventions. Unless the Plan expressly specifies otherwise or the context of any language of the Plan clearly requires otherwise, language referring to the plural shall include the singular, language referring to the singular shall include the plural, language referring to one gender shall be deemed to include both genders, language referring to a natural person shall be deemed to include corporations and other entities, use of the word “include”, “includes”, or “including” shall not be deemed to be limiting and shall be deemed to be followed by the language “without limitation”, use of the word “or” shall be deemed to have the inclusive meaning conveyed by the phrase “and/or”, use of the words “hereof”, “herewith”, “herein”, “hereinafter”, “hereby”, “hereunder”, and similar terms shall be deemed to refer to the Plan as a whole and not to any particular provision of the Plan, references to articles and sections shall be deemed to refer to articles and sections of the Plan, and references to schedules, exhibits, or other attachments shall be deemed to refer to schedules, exhibits, or other attachments to the Plan.
8.3    Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.4    Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.5    Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts, but without regard to the portion of such laws relating to conflicts of law.
8.6    Captions.  Headings and captions are used in the Plan for convenience of reference only, do not form a part of this Plan, and shall not affect in any way the meaning or interpretation of the Plan.

MERCURY SYSTEMS™

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

	For	Withhold
01 - James K. Bass	☐	☐
02 - Michael A. Daniels	☐	☐

	For	Against	Abstain
2. To approve our amended and restated Executive Bonus Plan.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 6 9 6 1 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01OQ0B

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management of your company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the appropriate boxes on this proxy card to indicate how your shares will be voted. Then sign the card, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on October 22, 2013.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Mercury Systems, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 22, 2013: The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report to Shareholders are available at www.edocumentview.com/MRCY.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

MERCURY SYSTEMS™

Proxy — Mercury Systems, Inc.

201 RIVERNECK ROAD
CHELMSFORD, MASSACHUSETTS 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Aslett, Kevin M. Bisson, and Gerald M. Haines II, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Systems, Inc. to be held on October 22, 2013 at 10:00 a.m., local time, at Mercury's offices, 201 Riverneck Road, Chelmsford, Massachusetts 01824, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.